EXHIBIT 10.1

Published CUSIP Number: _________

CREDIT AGREEMENT

Dated as of November 18, 2005

among

STRYKER CORPORATION

and

CERTAIN SUBSIDIARIES

as Designated Borrowers,

and

HOWMEDICA INTERNATIONAL S. DE R.L.

as the Term Loan Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH,

BARCLAYS BANK PLC and

BNP PARIBAS,

as Co-Documentation Agents,

WELLS FARGO BANK, N.A.,

SCOTIABANC INC.

MIZUHO CORPORATE BANK (USA),

SOCIéTé GéNéRALE and

WACHOVIA BANK, N.A.,

as Co-Managing Agents,

and

the Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC and

J.P. MORGAN SECURITIES INC.

as

Joint Lead Arrangers and Joint Book Managers

2.04	Increase in Revolving Credit Commitments	38

2.05	Letters of Credit	39

2.06	Swing Line Loans	49

2.07	Prepayments	53

2.08	Reduction or Termination of Commitments	55

2.09	Repayment of Loans	55

2.10	Interest	56

2.11	Fees	56

2.12	Computation of Interest and Fees	57

2.13	Evidence of Debt	57

2.14	Payments Generally	58

2.15	Sharing of Payments	60

2.16	Designated Borrowers	61

ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY	62

3.01	Taxes	62

3.02	Illegality	65

3.03	Inability to Determine Rates	65

3.04	Increased Cost and Reduced Return; Capital Adequacy;
	Reserves On Offshore Rate Loans	66

3.05	Funding Losses	67

3.06	Matters Applicable to all Requests for Compensation	68

3.07	Survival	68

ARTICLE IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	68

4.01	Conditions of Initial Credit Extension	68

4.02	Conditions to all Credit Extensions	70

ARTICLE V	REPRESENTATIONS AND WARRANTIES	71

5.01	Existence, Qualification and Power; Compliance with Laws	71

5.02	Authorization; No Contravention	72

5.03	Governmental and Third-Party Authorization	72

5.04	Binding Effect	72

5.05	Financial Statements	72

5.06	Litigation	73

5.07	No Default	73

5.08	Ownership of Property; Liens	73

5.09	Environmental Compliance	73

5.10	Taxes	73

5.11	ERISA Compliance	73

5.12	Subsidiaries	74

5.13	Margin Regulations; Investment Company Act	74

5.14	Disclosure	74

ARTICLE VI	AFFIRMATIVE COVENANTS	75

6.01	Financial Statements	75

6.02	Certificates; Other Information	75

6.03	Notices	76

6.04	Payment of Taxes	76

6.05	Preservation of Existence, Etc.	76

6.06	Maintenance of Properties	77

6.07	Maintenance of Insurance	77

6.08	Compliance with Laws and Contractual Obligations	77

6.09	Books and Records	77

6.10	Inspection Rights	77

6.11	Use of Proceeds	77

ARTICLE VII	NEGATIVE COVENANTS	78

7.01	Liens	78

7.02	Subsidiary Indebtedness	79

7.03	Fundamental Changes	80

7.04	Leverage Ratio	81

7.05	Acquisitions	81

ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	81

8.01	Events of Default	81

8.02	Remedies Upon Event of Default	83

8.03	Application of Funds	84

8.04	Rights Not Exclusive	85

ARTICLE IX	ADMINISTRATIVE AGENT	85

9.01	Appointment and Authorization of Administrative Agent	85

9.02	Delegation of Duties	86

9.03	Liability of Administrative Agent	86

9.04	Reliance by Administrative Agent	87

9.05	Notice of Default	87

9.06	Credit Decision; Disclosure of Information by Administrative Agent	87

9.07	Indemnification of Administrative Agent	88

9.08	Administrative Agent in its Individual Capacity	89

9.09	Successor Administrative Agent	89

9.10	Other Agents	90

9.11	Administrative Agent may File Proofs of Claim	90

ARTICLE X	MISCELLANEOUS	91

10.01	Amendments, Etc.	91

10.02	Notices and Other Communications; Facsimile Copies	92

10.03	No Waiver; Cumulative Remedies	93

10.04	Attorney Costs, Expenses and Taxes	94

10.05	Indemnification by the Company and the Term Loan Borrower;
	Limitation of Liability	94

10.06	Payments Set Aside	95

10.07	Successors and Assigns	95

10.08	Confidentiality	99

10.09	Set-off	100

10.10	Interest Rate Limitation	100

10.11	Counterparts	101

10.12	Integration	101

10.13	Survival of Representations and Warranties	101

10.14	Severability	101

10.15	Tax Forms	101

10.16	Replacement Lender	103

10.17	Judgment Currency	103

10.18	Governing Law	104

10.19	Waiver of Right to Trial by Jury	104

10.20	Special Funding Option	105

10.21	USA PATRIOT Act Notice	106

10.22	Appointment	107

SCHEDULES

1.01     Existing Letters of Credit

1.02     Mandatory Cost Formulae

2.01     Revolving Credit Commitments and Pro Rata Revolving Shares

2.02     Pro Rata Term Share

5.12     Subsidiaries

7.01     Existing Liens

7.02     Existing Indebtedness

10.02   Offshore and Domestic Lending Offices, Addresses for Notices

10.07   Processing and Recordation Fees

EXHIBITS

Form of

A         Revolving Loan Notice

B          Term Loan Interest Rate Selection Notice

C         Swing Line Loan Notice

D-1      Revolving Loan Note

D-2      Term Loan Note

D-3      Swing Line Note

E          Compliance Certificate

F          Assignment and Assumption

G         Company Guaranty

H         Designated Borrower Notice and Assumption Agreement

I           Designated Borrower Confirmation

CREDIT AGREEMENT

    This CREDIT AGREEMENT ("Agreement") is entered into as of November 18, 2005, among STRYKER CORPORATION, a Michigan corporation (the "Company"), certain Subsidiaries of the Company party hereto pursuant to Section 2.16 (each a "Designated Borrower" and, together with the Company, the "Borrowers" and, each a "Borrower"), HOWMEDICA INTERNATIONAL S. DE R.L., a limited liability company organized under the laws of Panama (the "Term Loan Borrower"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, Offshore Currency Funding Fronting Lender and L/C Issuer.

    The Company has requested that the Lenders provide a senior revolving credit facility, the Term Loan Borrower has requested that the Lenders provide a senior term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

    In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

    1.01    Defined Terms.    As used in this Agreement, the following terms shall have the meanings set forth below:

    "Acquired Indebtedness" means Indebtedness of any Person (a) that is existing at the time such Person is acquired by, or merged or consolidated with or into, the Company or a Subsidiary of the Company, and (b) that is not created in contemplation of such event.

    "Acquisition" means the acquisition of (i) a controlling equity or other ownership interest in another Person, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

    "Acquisition Adjustments" means the adjustments to certain financial terms and computations more particularly described in Section 1.03(c).

    "Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

    "Administrative Agent's Office" means, with respect to any currency, the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company, the Term Loan Borrower and the Lenders.

    "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.

    "Agent/Arranger Fee Letter" has the meaning specified in Section 2.11(b).

    "Agent-Related Persons" means the Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, Banc of America Securities LLC), and the officers, partners, directors, employees, agents, advisors and attorneys-in-fact of such Persons and Affiliates.

    "Aggregate Commitments" means, as at the date of determination thereof, the sum of (a) the Aggregate Revolving Credit Commitments at such date plus (b) the Outstanding Amount of the Term Loan at such date.

    "Aggregate Revolving Credit Commitments" means the sum of the Revolving Credit Commitments of all the Revolving Lenders.

    "Agreement" means this Credit Agreement.

    "Applicable Margin" means, from time to time, for the purpose indicated, the respective percentages per annum, based upon the Issuer Rating, as set forth below:

		Revolving Credit Facility		Term Loan Facility
Pricing Level	Issuer Rating S&P/Moody's	Facility Fee	Offshore Rate Loans and Letter of Credit Fees	Offshore Rate Loans
1	> AA-/Aa3	4.0 bps	12.0 bps	16.0
2	A+/A1	5.0 bps	14.5 bps	19.5
3	A/A2	6.0 bps	18.5 bps	24.5
4	A- / A3	7.0 bps	20.5 bps	27.5
5	BBB+ / Baa1	9.0 bps	25.0 bps	34.0
6	BBB / Baa2	12.5 bps	32.5 bps	45.0
7	< BBB / Baa2	15.0 bps	47.5 bps	62.5

"Issuer Rating" means, as of any date of determination, the long-term issuer credit rating as determined by either S&P or Moody's (collectively, the "Issuer Ratings") of the Company.  In the case of a split rating, the higher rating will apply (with Pricing Level 1 above being the highest and Pricing Level 7 above being the lowest), in the case of a multiple split rating, the rating that is one level lower than the higher rating will apply, and in the case of only one rating, such rating will apply.

    Initially, the Applicable Margin shall be based on Pricing Level 3.  Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Issuer Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

    "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

    "Arrangers" means Banc of America Securities LLC and J.P. Morgan Securities Inc., in their capacity as joint lead arrangers and joint book managers.

    "Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

    "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.07(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

    "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel.

    "Attributable Indebtedness" means, on any date, in respect of any Permitted Securitization Transaction, the net outstanding amount theretofore paid, directly or indirectly, by a funding source to a Securitization Entity in respect of the assets sold, conveyed, contributed or transferred or pledged in connection with such Permitted Securitization Transaction (it being the intent of the parties that the amount of Attributable Indebtedness at any time outstanding approximate as closely as possible the principal amount of Indebtedness which would be outstanding at such time under the Permitted Securitization Transaction, if the same were structured as a secured lending agreement rather than an agreement providing for the sale, conveyance, contribution to capital, transfer or pledge of such assets or interests therein).

    "Audited Financial Statements" means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2004, and the related consolidated statements of earnings, stockholders' equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

    "Australian Dollars" means the lawful currency of Australia.

    "Availability Period" means the period from the Closing Date to but excluding the Revolving Credit Maturity Date.

    "Bank of America" means Bank of America, N.A.

    "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate."  Such prime rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced prime rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

    "Base Rate Loan" means a Revolving Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

    "Borrower" and "Borrowers" has the meaning set forth in the introductory paragraph hereto.

    "Borrowing" means any of (i) the advance of the Term Loan pursuant to Section 2.01, (ii) a Revolving Borrowing or (iii) a Swing Line Borrowing, as the context may require.

    "British Pounds Sterling" means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

    "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office with respect to Obligations denominated in Dollars is located and (a) if such day relates to any Offshore Rate Loan denominated in a currency other than euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London interbank market, (b) if such day relates to any Offshore Rate Loan denominated in euro, means a TARGET Business Day and (c) if such day relates to any Offshore Base Rate Loan, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency.

    "Canadian Dollars" means the lawful currency of Canada.

    "Cash Collateral" means all cash, deposit accounts and all balances therein pledged or deposited with or delivered to the Administrative Agent to Cash Collateralize the L/C Obligations.

    "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, as collateral for the L/C Obligations plus all fees accrued or to be incurred in connection therewith, Cash Collateral, in an amount not less than the sum of such L/C Obligations and fees and in the applicable currency in which such L/C Obligations are outstanding, and all proceeds of the foregoing pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Revolving Lenders) and to take all such other action as shall be necessary for the Administrative Agent to have "control" thereof within the meaning of the Uniform Commercial Code applicable thereto.  Derivatives of such term shall have corresponding meaning.  The Company hereby grants the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, a Lien on all such Cash Collateral.  Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at Bank of America or other institutions satisfactory to it.

    "Change of Control" means, with respect to any Person, an event or series of events by which:

(a)        any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than any member or members of the Stryker Family Group becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)        during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

    "Closing Date" means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

    "Code" means the Internal Revenue Code of 1986 and all regulations issued pursuant thereto.

    "Company" has the meaning set forth in the introductory paragraph hereto.

    "Compliance Certificate" means a certificate substantially in the form of Exhibit E.

    "Consolidated EBITDA" means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income, (b) Consolidated Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in determining such Consolidated Net Income, and (d) the amount of depreciation and amortization expense and other non-cash and non-recurring charges (which are not reasonably likely to be convertible into cash within twelve (12) months of the incurrence of the charge) deducted in determining such Consolidated Net Income, subject to Acquisition Adjustments.

    "Consolidated Funded Indebtedness" means, as of any date of determination, for the Company and its Subsidiaries, (a) Indebtedness to the extent reflected on the Company's consolidated balance sheet determined in accordance with GAAP plus (b) without duplication, all Attributable Indebtedness.

    "Consolidated Interest Charges" means, for any period, for the Company and its Subsidiaries on a consolidated basis and without duplication, the sum of (a) all interest, debt discount, premium payments, commissions, fees, charges and related expenses of the Company and its Subsidiaries in connection with Indebtedness (including capitalized interest) or in connection with the deferred purchase price of assets and all discount and/or interest components, fees, charges and related expenses of the Company and its Subsidiaries incurred with respect to any Permitted Securitization Transaction, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, subject to Acquisition Adjustments.

    "Consolidated Net Income" means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries without giving effect to extraordinary or nonrecurring gains or losses (excluding from the determination of such income gains or losses from Dispositions of assets other than those in the ordinary course of business) for that period, subject to Acquisition Adjustments.

    "Consolidated Tangible Assets" means, as of any date on which the amount thereof is to be determined, the total amount of all assets of the Company and its Subsidiaries on a consolidated basis (less depreciation, depletion and other properly deductible valuation reserves) after deducting, without duplication, the sum of goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" in accordance with GAAP.

    "Consolidated Total Assets" means, as of any date on which the amount thereof is to be determined, the total amount of all assets of the Company and its Subsidiaries on a consolidated basis (less depreciation, depletion and other properly deductible valuation reserves).

    "Contingent Obligation" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring or holding harmless in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

    "Continuation" and "Continue" mean, with respect to any Offshore Rate Loan or Offshore Rate Segment, the continuation of such Offshore Rate Loan or Offshore Rate Segment as an Offshore Rate Loan or Offshore Rate Segment, as the case may be, in the same available currency on the last day of the Interest Period for such Loan for an additional Interest Period of similar or different duration.

    "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

    "Conversion" and "Convert" mean, with respect to any Revolving Loan in Dollars, the conversion of such Revolving Loan from one Type to another Type.

    "Credit Extension" means a Borrowing and an L/C Credit Extension.

    "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

    "Default" means any event or circumstance that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

    "Default Rate" means an interest rate equal to (a) the Base Rate or the Offshore Base Rate (with respect to a Swing Line Loan only), as applicable (the Base Rate to apply for this purpose in all instances other than with respect to Offshore Base Rate Loans), plus (b) 2% per annum; provided, however, that with respect to an Offshore Rate Loan, until the end of the Interest Period during which the Default Rate is first applicable, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and thereafter as set forth in (a) above, in each case to the fullest extent permitted by applicable Laws.

    "Designated Borrower" has the meaning specified in the introductory paragraph hereto.

    "Designated Borrower Confirmation" has the meaning specified in Section 2.16.

    "Designated Borrower Notice and Assumption Agreement" has the meaning specified in Section 2.16.

    "Disposition" or "Dispose" means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

    "Dollar" and "$" means lawful money of the United States of America.

    "Dollar Equivalent Amount" means, at any time, (a) with respect to any amount  denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Offshore Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the applicable Revaluation Date) for the purchase of Dollars with such Offshore Currency.

    "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and with respect to an assignment of any Revolving Credit Commitment, the L/C Issuer and the Swing Line Lender, and (ii) unless a Default or an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed; the incurrence of amounts payable by the Company with respect to such Person under Article III being a reasonable basis for withholding approval); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Company or any of the Company's Affiliates or Subsidiaries or any other Person that upon effectiveness of the applicable assignment would be an Offshore Currency Participating Lender (unless such other Person is otherwise approved by the Offshore Currency Funding Fronting Lender).

    "EMU Legislation" means legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), in each case as amended or supplemented from time to time.

    "Environmental Laws" means all Laws relating to environmental matters applicable to any property.

    "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

    "ERISA" means the Employee Retirement Income Security Act of 1974 and all regulations issued pursuant thereto.

    "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

    "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

    "euro" or "€" means the single, lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

    "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities").  The Offshore Rate for each outstanding Offshore Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.  The determination of the Eurodollar Reserve Percentage by  the Administrative Agent shall be conclusive in the absence of manifest error.

    "Event of Default" means any of the events or circumstances specified in Article VIII.

    "Existing Credit Facility" means that certain Credit Agreement dated as of December 21, 2001 among the Company, Bank of America, N.A., as Administrative Agent, and a syndicate of lenders, as amended.

    "Existing Letters of Credit" means those letters of credit issued and outstanding as of the Closing Date under the Existing Credit Facility and individually described on Schedule 1.01.

    "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

    "Foreign Lender" means, with respect to any Borrower or the Term Loan Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower or the Term Loan Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

    "FRB" means the Board of Governors of the Federal Reserve System of the United States of America.

    "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination.

    "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

    "Guaranty" means the Guaranty made by the Company in favor of the Administrative Agent and the Lenders, substantially in form of Exhibit G.

    "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

    "Honor Date" has the meaning set forth in Section 2.05(c).

    "Indebtedness", as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) net obligations under Swap Contracts; provided, in no event shall obligations under Swap Contracts be deemed "Indebtedness" for any purpose of the definitions of the Leverage Ratio; (ix) all Attributable Indebtedness of any Securitization Entity; and (x) Contingent Obligations in respect of any of the foregoing.

    "Indemnified Liabilities" has the meaning set forth in Section 10.05.

    "Indemnitees" has the meaning set forth in Section 10.05.

    "Interbank Offered Rate" has the meaning therefor set forth in the definition of "Offshore Rate".

    "Interest Payment Date" means, (a) as to any Offshore Rate Loan, the last day of the relevant Interest Period, any date that such Loan is prepaid or, with respect to an Offshore Rate Loan, Converted, in whole or in part, and the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable; provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, interest shall also be paid on the Business Day which falls every three months after the beginning of such Interest Period; and (b) as to any Base Rate Loan or Swing Line Loan, the first Business Day following the last Business Day of each March, June, September and December and the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of Administrative Agent.

    "Interest Period" means as to each Offshore Rate Loan, initially, the period commencing on the date such Offshore Rate Loan is disbursed or on the date any Loan is Continued as or Converted into an Offshore Rate Loan, and ending, in each case, on the date which is one, two, three or six months thereafter, as selected by the Company in its Revolving Loan Notice or by the Term Loan Borrower in its Term Loan Interest Rate Selection Notice, as the case may be, or such other period that is twelve months or less requested by the Company or the Term Loan Borrower, as applicable, and available to all Revolving Lenders or Term Loan Lenders, as applicable; provided that:

(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of an Offshore Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)   any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)   no Interest Period shall extend beyond the scheduled Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.

    "IRS" means the United States Internal Revenue Service and any successor governmental agency performing a similar function.

    "Japanese Yen" means the official legal currency of Japan.

    "JPMSI Fee Letter" means the letter agreement, dated October 14, 2005, among the Company, the Term Loan Borrower and J.P. Morgan Securities Inc.

    "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative or executive orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

    "L/C Advance" means, with respect to each Revolving Lender, such Revolving Lender's funding in Dollars of its participation in any L/C Borrowing in accordance with its Pro Rata Revolving Share as set forth in Section 2.05(c).

    "L/C Borrowing" means an extension of credit in Dollars resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Swing Line Borrowing or a Revolving Borrowing.

    "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

    "L/C Issuer" means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

    "L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

    "Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer, the Swing Line Lender, the Offshore Currency Fronting Lender and each Offshore Currency Participating Lender.

    "Lending Office" means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

    "Letter of Credit" means any letter of credit issued hereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

    "Letter of Credit and Swing Line Offshore Currency" means each of British Pounds Sterling, Japanese Yen, euro, Australian Dollars, Canadian Dollars, New Zealand Dollars, Singapore Dollars and any other currency that is (a) freely available in the international bank market, (b) freely transferable and freely convertible into Dollars, (c)  readily utilized for the settlement of private international debt transactions, and (d) is agreed in writing to be a "Letter of Credit and Swing Line Offshore Currency" by (i) the L/C Issuer with respect to Letters of Credit of such currency and (ii) the Swing Line Lender with respect to Swing Line Loans of such currency.

    "Letter of Credit Application" means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

    "Letter of Credit Expiration Date" means the day that is seven days prior to the scheduled Revolving Credit Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

    "Letter of Credit Sublimit" means an amount equal to the lesser of the Dollar Equivalent Amount of Aggregate Commitments and $100,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

    "Leverage Ratio" means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on such date.

    "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing) and any other preferential arrangement in the nature of a security interest.

    "Loan" and "Loans" means extensions of credit by a Lender to a Loan Party under Article II in the form of a Revolving Loan, a Swing Line Loan or the Term Loan.

    "Loan Documents" means this Agreement, each Designated Borrower Notice and Assumption Agreement, each Note, the Guaranty, the Agent/Arranger Fee Letter, the JPMSI Fee Letter, each Request for Credit Extension, each Letter of Credit Application and each Compliance Certificate, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Administrative Agent in connection with the Loans made and transactions contemplated by this Agreement.

    "Loan Parties" means, collectively, the Company, the Term Loan Borrower and each Designated Borrower.

    "Mandatory Cost" means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.02.

    "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, condition (financial or otherwise) or liabilities (actual or contingent) of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company to pay or perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document.

    "Material Disposition" means any Disposition, or series of related Dispositions, by the Company and its Subsidiaries of real or personal property that has a book value, as determined in accordance with GAAP, equal to or greater than 10% of Consolidated Tangible Assets determined as of the last day of the immediately preceding fiscal quarter of the Company.

    "Material Indebtedness" means any Indebtedness of the Company and its Subsidiaries (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000.

    "Material Subsidiary" means any direct or indirect Subsidiary of the Company which (i) has total assets equal to or greater than 10% of Consolidated Total Assets (calculated as of the most recent fiscal period with respect to which the Administrative Agent shall have received financial statements required to be delivered pursuant to Section 6.01(a) (or if prior to delivery of any financial statements pursuant to such Section, then calculated with respect to the Audited Financial Statements) (the "Required Financial Information")) or (ii) has income equal to or greater than 10% of Consolidated Net Income (calculated for the most recent period for which the Administrative Agent has received the Required Financial Information).

    "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

    "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

    "New Zealand Dollars" means the lawful currency of New Zealand.

    "Notes" means, collectively, the Revolving Loan Notes, the Term Loan Notes and the Swing Line Note.

    "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of a Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case to which it is a party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.

    "Offshore Base Rate" means, for any day, the rate of interest, plus a margin, if any, offered by the Swing Line Lender in connection with a Swing Line Loan requested in a Letter of Credit and Swing Line Offshore Currency, and accepted by the Company.

    "Offshore Base Rate Loan" means a Swing Line Loan in a Letter of Credit and Swing Line Offshore Currency that bears interest at the Offshore Base Rate.

    "Offshore Currency" means any Revolving Loan Offshore Currency or Letter of Credit and Swing Line Offshore Currency, as the context may require, and with respect to the Term Loan means euros.

    "Offshore Currency Equivalent Amount" means, at any time, (a) with respect to any amount denominated in an Offshore Currency, such amount, and (b) with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Offshore Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the applicable Revaluation Date) for the purchase of such Offshore Currency with Dollars.

    "Offshore Currency Funding Fronting Lender" means Bank of America in its capacity as an Offshore Currency Funding Lender for Offshore Currency Revolving Loans in which the Offshore Currency Participating Lenders purchase Offshore Currency Risk Participations.

    "Offshore Currency Funding Lender" means, with respect to each Offshore Currency Revolving Loan, each Revolving Lender other than an Offshore Currency Participating Lender.

    "Offshore Currency Funding Pro Rata Revolving Share" means, (a) with respect to each Offshore Currency Funding Lender other than the Offshore Currency Funding Fronting Lender, its Pro Rata Revolving Share; and (b) with respect to the Offshore Currency Funding Fronting Lender, the percentage (carried out to the ninth decimal place) determined in accordance with the following formula:

Sum of the Revolving Credit Commitments of the

Offshore Currency Funding Fronting Lender

and the Offshore Currency Participating Lenders

Aggregate Revolving Credit Commitments

    "Offshore Currency Loan" means any Offshore Currency Revolving Loan or any Offshore Base Rate Loan or any Segment.

    "Offshore Currency Participating Lender" means, with respect to each Offshore Currency Revolving Loan, any Revolving Lender that is unable to fund in any Offshore Currency Revolving Loan, but specifically excludes any assignees thereof otherwise permitted hereunder (unless any such assignees are otherwise approved by the Offshore Currency Funding Fronting Lender); provided, however, that the Administrative Agent shall change a Revolving Lender's designation from an Offshore Currency Participating Lender to an Offshore Currency Funding Lender (and this definition shall ipso facto be so amended) upon receipt of a written notice to the Administrative Agent from an Offshore Currency Participating Lender requesting that such Revolving Lender's designation be changed to an Offshore Currency Funding Lender.

    "Offshore Currency Revolving Loan" means each Revolving Loan denominated in a Revolving Loan Offshore Currency.

    "Offshore Currency Revolving Loan and Swing Line Loan Sublimit" means an amount equal to the lesser of the Offshore Currency Equivalent Amount of the Aggregate Revolving Credit Commitments and $500,000,000.

    "Offshore Currency Revolving Loan Credit Exposure" means, with respect to any Offshore Currency Revolving Loan, (i) for each Offshore Currency Funding Lender other than the Offshore Currency Funding Fronting Lender, the aggregate principal amount of its Offshore Currency Funding Pro Rata Revolving Share thereof advanced by such Revolving Lender, (ii) for the Offshore Currency Funding Fronting Lender, the aggregate principal amount of its Offshore Currency Funding Pro Rata Revolving Share thereof advanced thereby, net of all Offshore Currency Risk Participations purchased or funded, as applicable, therein, and (iii) for each Offshore Currency Participating Lender, the aggregate principal amount of all Offshore Currency Risk Participations purchased or funded, as applicable, by such Revolving Lender in such Offshore Currency Revolving Loan.

    "Offshore Currency Revolving Loan, Swing Line Loan and Letter of Credit Sublimit" means an amount equal to the lesser of the Offshore Currency Equivalent Amount of the Aggregate Revolving Credit Commitments and $600,000,000.

    "Offshore Currency Risk Participation" means, with respect to each Offshore Currency Revolving Loan advanced by the Offshore Currency Funding Fronting Lender, the risk participation purchased by each of the Offshore Currency Participating Lenders in such Revolving Loan in an amount determined in accordance with such Revolving Lender's Pro Rata Revolving Share, as provided in Section 2.03(b).

    "Offshore Rate" means for any Interest Period with respect to any Offshore Rate Loan other than one referred to in subsection (b) below, a rate per annum determined by Administrative Agent pursuant to the following formula:

Offshore Rate =	Interbank Offered Rate 1.00 ‑ Eurodollar Reserve Percentage

            Where "Interbank Offered Rate" means, for such Interest Period:

(a)        the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate as published by Reuters (or other commercially available source providing quotations of the British Bankers Association Interest Settlement Rate as designated by the Administrative Agent from time to time) that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)        if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)        if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Offshore Rate Loan being made, Continued or Converted by Bank of America in its capacity as a Lender and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch or London Affiliate to major banks in the applicable offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

    The determination of the Offshore Rate by  the Administrative Agent shall be conclusive in the absence of manifest error.

    "Offshore Rate Loan" means a Loan (including a Segment) bearing interest or to bear interest at the Offshore Rate.  Offshore Rate Loans include all Offshore Currency Revolving Loans and all Segments, but does not include any Offshore Base Rate Loans.

    "Offshore Rate Revolving Loan" means a Revolving Loan bearing interest or to bear interest at a rate based on the Offshore Rate and includes all Offshore Currency Revolving Loans.

    "Offshore Rate Segment" means a Segment bearing interest or to bear interest at the Offshore Rate.  All Segments are Offshore Rate Segments.

    "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent corporate constituent documents with respect to any non-U.S. entity); (b) with respect to any limited liability company, the certificate or articles of formation or organization (or equivalent limited liability company constituent documents with respect to any non-U.S. entity) and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation and all certificates and articles issued thereto by such secretary of state or other department, in each case as amended from time to time.

    "Other Taxes" has the meaning therefor set forth in Section 3.01(b).

    "Outstanding Amount" means (i) with respect to Revolving Loans and Swing Line Loans on any date, the Dollar Equivalent Amount of the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent Amount of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the Dollar Equivalent Amount of the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date; and (iii) with respect to the Term Loan on any date, the Dollar Equivalent Amount of the aggregate outstanding principal amount thereof after giving effect to the Borrowing of the Term Loan and any prepayments or repayments of the Term Loan (or any Segment) occurring on such date.

    "Overnight Rate" means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in an Offshore Currency, the rate of interest per annum at which overnight deposits in the applicable Offshore Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable interbank market for such currency to major banks in such interbank market.

    "Participant" has the meaning specified in Section 10.07(d).

    "Participating Member State" means each state so described in EMU Legislation.

    "PBGC" means the Pension Benefit Guaranty Corporation.

    "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

    "Permitted Acquisition" means any Acquisition of a Person, so long as immediately prior to and immediately after the consummation of such Acquisition, no Default or Event of Default has occurred and is continuing.

    "Permitted Securitization Transaction" means the transaction contemplated by the Receivables Purchase Agreement and any other transaction or series of transactions pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to a Securitization Entity (in the case of a transfer by the Company or any of its Subsidiaries) or any other Person (in case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

    "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

    "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Company or any ERISA Affiliate.

    "Pro Rata Revolving Share" means, with respect to each Revolving Lender at any time, the percentage set forth opposite such Revolving Lender's name on Schedule 2.02 hereto or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable

    "Pro Rata Term Share" means, with respect to each Term Loan Lender, the percentage set forth opposite such Term Loan Lender's name on Schedule 2.01 hereto or in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable.

    "Qualifying Lender" means a Lender which at the time the payment is made is beneficially entitled to the interest payable to that Lender in respect of an advance under this Agreement and is:

(i)         an entity which is, pursuant to Section 9 of the Central Bank Act, 1971 (Ireland) licensed to carry on banking business in Ireland and whose facility office is located in Ireland and which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the Taxes Consolidation Act, 1997 (as amended) ("TCA") in circumstances where the payments are made from Ireland; or

(ii)        an authorized credit institution under the terms of the Codified Banking Directive and has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and carries on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the TCA and has its facility office located in Ireland in circumstances where the payments are made from Ireland; or

(iii)       a company (within the meaning of Section 4 of the TCA) which is resident in and under the laws of a country with which Ireland has a double taxation treaty or resident in and under the laws of a member state of the European Communities (other than Ireland), provided that such company does not provide its commitment through or in connection with a branch or agency in Ireland, and provided further:

(a)        if the Lender is a corporation organized under the laws of any political subdivision of the United States, it is subject to tax in the United States on its worldwide income; or

(b)        if the Lender is a limited liability company organized under the laws of any political subdivision of the United States, the ultimate recipients of the interest are resident for tax purposes in the United States or any political subdivision thereof and that the business conducted through such limited liability company is so structured for market reasons and not for tax avoidance purposes.

    "Receivables Purchase Agreement" means that certain Amended and Restated Receivables Purchase Agreement, dated as of April 24, 2003, as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with its terms, among Stryker Funding Corporation, as seller, Company, as servicer, Falcon Asset Securitization Corporation and Liberty Street Funding Corp., as conduits, certain financial institutions party thereto and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA), as agent.

    "Register" has the meaning set forth in Section 10.07(c).

    "Replacement Lender" has the meaning set forth in Section 10.16.

    "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

    "Request for Credit Extension" means (a) with respect to each Revolving Borrowing, Conversion or Continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to the borrowing of the Term Loan and each Continuation of Segments, a Term Loan Interest Rate Selection Notice, (c) with respect to an L/C Credit Extension, a Letter of Credit Application, and (d) with respect to a Swing Line Loan, a Swing Line Loan Notice.

    "Required Lenders" means, as of any date of determination, Lenders whose Voting Percentages aggregate more than 50% of the Voting Percentages of all Lenders.

    "Required Revolving Lenders" means, as of any date of determination, Revolving Lenders whose Voting Percentages aggregate more than 50% of the Voting Percentages of all Revolving Lenders.

    "Required Term Loan Lenders" means, as of any date of determination, Term Loan Lenders whose Voting Percentages aggregate more than 50% of the Voting Percentages of all Term Loan Lenders.

    "Responsible Officer" means the president, chief financial officer, vice president of finance, treasurer or assistant treasurer or any other authorized signatory of any Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party, shall be conclusively presumed to have been authorized by all necessary corporate and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

    "Restricted Lender" has the meaning set forth in Section 10.16.

    "Revaluation Date" means with respect to Outstanding Amounts denominated in an Offshore Currency, each of the following with respect to such Offshore Currency: (a) the date a Request for Credit Extension is delivered to the Administrative Agent with respect to each Credit Extension issued or advanced that results in or provides for a Conversion to or Continuation of such Outstanding Amount, (b) each date on which any such Outstanding Amount is due, (c) any Interest Payment Date applicable thereto, (d) the Honor Date with respect to any Letter of Credit denominated in a Letter of Credit and Swing Line Offshore Currency, (e) each date of an amendment of any such Letter of Credit denominated in a Letter of Credit and Swing Line Offshore Currency having the effect of increasing the amount thereof, (f) each effective date of renewal of an Auto-Renewal Letter of Credit pursuant to Section 2.05(b)(iii), (g) the date of advance of the applicable Offshore Currency Revolving Loan with respect to which the Offshore Currency Funding Fronting Lender has requested payment from the Offshore Currency Participating Lenders in Dollars, and with respect to all other instances pursuant to Section 2.03(b) on which payments in Dollars are made between the Offshore Currency Funding Fronting Lender and Offshore Currency Participating Lenders with respect to such Offshore Currency Revolving Loan, (h) any date on which an L/C Borrowing is deemed to have been made with respect to a Letter of Credit denominated in a Letter of Credit and Swing Line Offshore Currency,  (i) the date of each Revolving Loan Notice submitted by the Swing Line Lender pursuant to Section 2.06(c)(ii), (j) the date of any determination of a Dollar Equivalent Amount by the Swing Line Lender in accordance with Section 2.06(d), and (k) any additional and more frequent dates as Administrative Agent in its sole discretion may, or at the direction of the Required Lenders, Required Revolving Lenders or Required Term Loan Lenders (as applicable) shall, select from time to time.

    "Revolving Borrowing" means a Borrowing consisting of simultaneous Revolving Loans of the same Type, in the same applicable currency and, as to Offshore Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.02.

    "Revolving Credit Commitment" means, as to each Revolving Lender, the difference of (i) the sum of its obligation (a) to make Revolving Loans to the Borrowers pursuant to Section 2.02, (b) if such Revolving Lender is an Offshore Currency Participating Lender, to purchase Offshore Currency Risk Participations in Offshore Currency Revolving Loans, (c) to purchase participations in L/C Obligations, and (d) to purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender's name on Schedule 2.02, as such amount may be reduced or adjusted from time to time in accordance with this Agreement, less (ii) such Revolving Lender's Pro Rata Revolving Share of the Outstanding Amount of the Term Loan at any date of determination (or, in the case of any Lender whose Affiliate is a Term Loan Lender, an amount equal to such Lender's Pro Rata Revolving Share of its Affiliate's Outstanding Amount of the Term Loan at any date of determination); provided, that solely for purposes of determining the Outstanding Amount of the Term Loan at any date of determination for use in this definition, the Spot Rate for the Dollar Equivalent Amount thereof shall be deemed to be an amount equal to $1.1683.

    "Revolving Credit Facility" means the facility described in Section 2.02 providing for Revolving Loans to the Borrowers by the Revolving Lenders in the maximum aggregate principal amount at any time outstanding equal to $1,000,000,000 minus the Outstanding Amount of the Term Loan from time to time, as such amount may be reduced from time to time in accordance with this Agreement; provided, that solely for purposes of determining the Outstanding Amount of the Term Loan at any date of determination for use in this definition, the Spot Rate for the Dollar Equivalent Amount thereof shall be deemed to be an amount equal to $1.1683.

    "Revolving Credit Maturity Date" means (a) November 18, 2010, or (b) such earlier date upon which the Aggregate Revolving Credit Commitments may be terminated in accordance with the terms hereof.

    "Revolving Lender" means each Lender that has a Revolving Credit Commitment or, following termination of the Revolving Credit Commitments, has Revolving Loans outstanding.

    "Revolving Loan" means a Base Rate Loan or an Offshore Rate Loan made to any Borrower by a Revolving Lender in accordance with its Pro Rata Revolving Share, or as to Offshore Currency Revolving Loans (unless such Revolving Lender is an Offshore Currency Participating Lender), its Offshore Currency Funding Pro Rata Revolving Share, pursuant to Section 2.02, except as otherwise provided herein.

    "Revolving Loan Note" means a promissory note made by a Borrower in favor of a Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit A.

    "Revolving Loan Notice" means a notice of (a) a Revolving Borrowing, (b) a Conversion of Revolving Loans, or (c) a Continuation of Revolving Loans as the same Type and currency, pursuant to Section 2.02(a), which shall be in writing and substantially in the form of Exhibit A.

    "Revolving Loan Offshore Currency" means each of Japanese yen and euro.

    "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

    "Same Day Funds" means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.

    "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

    "Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC, as each of the foregoing may be amended and in effect on any applicable date hereunder.

    "Securitization Entity" means Stryker Funding Corporation, a Michigan corporation, and any other wholly-owned Subsidiary (or another Person in which the Company or any Subsidiary of the Company makes an investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity, (i) no portion of the Indebtedness (contingent or otherwise) of which (a) is guaranteed by the Company or any Subsidiary of the Company other than pursuant to Standard Securitization Undertakings, (b) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (ii) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (iii) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.  Any such designation by the Board of Directors of the Company shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and a certificate of a Responsible Officer certifying that such designation complied with the foregoing conditions.

    "Segment" means a portion of the Term Loan (or all thereof) with respect to which an Offshore Rate is (or is proposed to be) applicable for any Interest Period.

    "Singapore Dollars" means the lawful currency of Singapore.

    "Special Notice Currency" means, at any time, a Letter of Credit and Swing Line Offshore Currency, other than the currency of Japan or of a country located in North America or Europe that is a member of the Organization for Economic Cooperation and Development at such time.

    "Spot Rate" for a currency means the rate quoted by Bank of America as the spot rate for the purchase by Bank of America of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., New York time, on the date two Business Days prior to the date on which the foreign exchange transaction is made.

    "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are reasonably customary in accounts receivable securitization transactions.

    "Stryker Family Group" means the descendants of L. Lee Stryker and members of such descendants' families and trusts for the benefit of such Persons.

    "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Company.

    "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

    "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

    "Swing Line" means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.06.

    "Swing Line Borrowing" means a Borrowing of a Swing Line Loan pursuant to Section 2.06.

    "Swing Line Lender" means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

    "Swing Line Loan" has the meaning specified in Section 2.06(a).

    "Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.06(b), which shall be substantially in the form of Exhibit C.

    "Swing Line Note" means a promissory note made by a Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by such Swing Line Lender, substantially in the form of Exhibit D-3.

    "Swing Line Sublimit" means an amount equal to the lesser of the Dollar Equivalent Amount of the Aggregate Commitments and $100,000,000.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

    "TARGET Business Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is operating.

    "Taxes" has the meaning therefor set forth in Section 3.01(a).

    "Term Loan" means the Loan made pursuant to the Term Loan Facility, as described in Section 2.01.

    "Term Loan Borrower" has the meaning specified in the introductory paragraph hereto.

    "Term Loan Facility" means the facility described in Section 2.01 consisting of the Term Loan advanced to the Term Loan Borrower on the Closing Date in an original principal amount of €190,000,000, which is not greater than the Offshore Currency Equivalent Amount of $221,977,000 on the Closing Date.  The Term Loan shall be denominated in euros.

    "Term Loan Interest Rate Selection Notice" means a notice of the Term Loan Borrower in connection with the initial Borrowing of the Term Loan, the election of a subsequent Interest Period for any Offshore Rate Segment, which shall be in writing and substantially in the form of Exhibit B.

    "Term Loan Lender" means each Lender that has a portion of the Term Loan outstanding under the Term Loan Facility.

    "Term Loan Maturity Date" means (a) November 18, 2010, or (b) such earlier date upon which the Outstanding Amounts under the Term Loan, including all accrued and unpaid interest, are either due and payable or are otherwise paid in full in accordance with the terms hereof.

    "Term Loan Note" means a promissory note made by the Term Loan Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loan made by such Term Loan Lender, substantially in the form of Exhibit D-2.

    "Threshold Amount" means 10% of consolidated net worth as of the end of the most recently completed fiscal quarter of the Company for which financial statements have been furnished pursuant to the terms hereof.

    "Type" means with respect to a Revolving Loan, its character as (i) a Base Rate Loan or (ii) an Offshore Rate Loan.

    "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

    "Unreimbursed Amount" has the meaning set forth in Section 2.05(c)(i).

    "Voting Percentage" means:

    (a)  as to any Revolving Lender, (a) at any time when the Aggregate Revolving Credit Commitments are in effect, such Revolving Lender's Pro Rata Revolving Share and (b) at any time after the termination of the Aggregate Revolving Commitments, the percentage (carried out to the ninth decimal place) which (i) the sum of (A) the Dollar Equivalent Amount of the Outstanding Amount of such Revolving Lender's Revolving Loans (less, with respect only to the Offshore Currency Funding Fronting Lender, the aggregate Dollar Equivalent Amount of Offshore Currency Risk Participations in any Offshore Currency Revolving Loan), plus (B) with respect only to Offshore Currency Participating Lenders, such Revolving Lender's Dollar Equivalent Amount of Offshore Currency Risk Participations, plus (C) such Revolving Lender's Pro Rata Revolving Share of the Dollar Equivalent Amount of the Outstanding Amount of L/C Obligations, plus (D) such Revolving Lender's Pro Rata Revolving Share of the Dollar Equivalent Amount of the Outstanding Amount of Swing Line Loans, then comprises of (ii) the Dollar Equivalent Amount of the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations; provided, however, that if any Revolving Lender has failed to fund any portion of the Revolving Loans, Offshore Currency Risk Participations, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder, such Revolving Lender's Voting Percentage shall be deemed to be zero, and the respective Pro Rata Revolving Shares and Voting Percentages of the other Revolving Lenders shall be recomputed for purposes of this definition and the definition of "Required Revolving Lenders" without regard to such Revolving Lender's Revolving Credit Commitment or the Outstanding Amount of its Revolving Loans, funded Offshore Currency Risk Participations, L/C Advances and funded participations in Swing Line Loans, as the case may be;

    (b)  as to any Term Loan Lender, at any time when any portion of the Term Loan is outstanding, the percentage (carried out to the ninth decimal place) which the Dollar Equivalent Amount of the Outstanding Amount of the Term Loan funded by such Term Loan Lender comprises of the Dollar Equivalent Amount of the Outstanding Amount of the Term Loan; provided, however, that if any Term Loan Lender has failed to fund its Pro Rata Term Share of the Term Loan required to be funded by it hereunder, such Term Loan Lender's Voting Percentage shall be deemed to be zero, and the respective Pro Rata Term Shares and Voting Percentages of the other Term Loan Lenders shall be recomputed for purposes of this definition and the definition of "Required Term Loan Lenders" without regard to such Term Loan Lender's Pro Rata Term Share or the Outstanding Amount of Term Loan funded by such Term Loan Lender; and

    (c)  as to any Lender, (a) at any time when the Aggregate Revolving Credit Commitments are in effect, the percentage (carried out to the ninth decimal place) which (i) the sum of (A) such Lender's Revolving Credit Commitment plus the Dollar Equivalent Amount of the Outstanding Amount of the Term loan funded by such Lender, then comprises of (ii) the sum of (A) the Aggregate Revolving Credit Commitment plus (B) the Dollar Equivalent Amount of the Outstanding Amount of the Term Loan, and (b) at any time after the termination of the Aggregate Revolving Commitments, the percentage (carried out to the ninth decimal place) which (i) the sum of (A) the Dollar Equivalent Amount of the Outstanding Amount of such Revolving Lender's Revolving Loans (less, with respect only to the Offshore Currency Funding Fronting Lender, the aggregate Dollar Equivalent Amount of Offshore Currency Risk Participations in any Offshore Currency Revolving Loan), plus (B) with respect only to Offshore Currency Participating Lenders, such Lender's Dollar Equivalent Amount of Offshore Currency Risk Participations, plus (C) such Lender's Pro Rata Revolving Share of the Dollar Equivalent Amount of the Outstanding Amount of L/C Obligations, plus (D) such Lender's Pro Rata Revolving Share of the Dollar Equivalent Amount of the Outstanding Amount of Swing Line Loans, plus (E) the Dollar Equivalent Amount of the Outstanding Amount of the Term Loan funded by such Term Loan Lender, then comprises of (ii) the Dollar Equivalent Amount of the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans, L/C Obligations and the Term Loan; provided, however, that if any Lender has failed to fund any portion of the Revolving Loans, Term Loan, Offshore Currency Risk Participations, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder, such Lender's Voting Percentage shall be deemed to be zero, and the respective Voting Percentages of the other Lenders shall be recomputed for purposes of this definition without regard to such Lender's Revolving Credit Commitment or the Outstanding Amount of its Revolving Loans, portion of the Term Loan, funded Offshore Currency Risk Participations, L/C Advances and funded participations in Swing Line Loans, as the case may be.

    1.02    Other Interpretive Provisions.    With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

    (a)                The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

    (b)        (i)         The words "herein" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

                (ii)        Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

                (iii)       The term "including" is by way of example and not limitation.

                (iv)       The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

    (c)                In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

    (d)               Each reference to "basis points" or "bps" shall be interpreted in accordance with the convention that 100 bps = 1.0%.

    (e)                Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

    1.03    Accounting Terms.    (a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time (subject to Section 1.03(b) below), applied in a manner consistent with that used in preparing the Audited Financial Statements.

    (b)               If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

    (c)                With respect to any Acquisition consummated on or after the Closing Date, the following shall apply:

                (i)                  For each period of four fiscal quarters of the Company ending next following the date of any Acquisition, Consolidated EBITDA shall include the results of operations of the Person or assets so acquired on a historical pro forma basis to the extent information in sufficient detail concerning such historical results of such Person is reasonably available, and which amounts may include such adjustments as are permitted under Regulation S‑X of the Securities and Exchange Commission or reasonably satisfactory to the Administrative Agent;

                (ii)                For each period of four fiscal quarters of the Company ending next following the date of each Acquisition, Consolidated Interest Charges shall include the results of operations of the Person or assets so acquired, which amounts shall be determined on a historical pro forma basis to the extent information in sufficient detail concerning such historical results of such Person is reasonably available; provided, however, Consolidated Interest Expense shall be adjusted on a historical pro forma basis to (i) eliminate interest expense accrued during such period on any Indebtedness repaid in connection with such Acquisition and (ii) include interest expense on any Indebtedness (including Indebtedness hereunder) incurred, acquired or assumed in connection with such Acquisition ("Incremental Debt") calculated (A) as if all such Incremental Debt had been incurred as of the first day of such Four-Quarter Period and (B) at the following interest rates: (I) for all periods subsequent to the date of the Acquisition and for Incremental Debt assumed or acquired in the Acquisition and in effect prior to the date of Acquisition, at the actual rates of interest applicable thereto, and (II) for all periods prior to the actual incurrence of such Incremental Debt, equal to the rate of interest actually applicable to such Incremental Debt hereunder or under other financing documents applicable thereto as at the end of each affected period of such four fiscal quarters, as the case may be.

    (d)               With respect to any Material Disposition consummated on or after the Closing Date, for each period of four fiscal quarters of the Company ending next following the date of such Material Disposition, Consolidated EBITDA for such period shall be either (i) reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such period or (ii) increased by an amount equal to the Consolidated EBITDA (if negative) attributable to such property for such period and Consolidated Funded Indebtedness shall exclude any debt repaid with the proceeds of such Material Disposition.

    1.04    Rounding.    Any financial rations required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ration is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

    1.05    References to Agreements and Laws.    Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

    1.06    Exchange Rate; Currency Equivalents.    The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date applicable to any Offshore Currency to be used for calculating Dollar Equivalent Amounts of Credit Extensions and Outstanding Amounts denominated in such Offshore Currency.  Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Loan Documents shall be such Dollar Equivalent Amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

    1.07    Change of Currency.    (a) Each obligation of the Loan Parties to make a payment denominated in the national currency unit of any member state of the European Union that adopts the euro as its lawful currency after the date hereof shall be redenominated into euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

    (b)               Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the euro by any member state of the European Union and any relevant market conventions or practices relating to the euro.

    (c)                Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

    1.08    Letter of Credit Amounts.    Unless otherwise specified herein, the amount of an Letter of Credit at any time shall be deemed to be the Dollar Equivalent Amount of the stated amount of such Letter of Credit in effect at such time; provided, however, that the Term Loan may not be denominated in any currency other than euros.  No amount of the Term Loan repaid or prepaid by the Term Loan Borrower may be reborrowed hereunder, and no subsequent Borrowing under the Term Loan Facility shall be allowed after the initial advance of the Term Loan on the Closing Date.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    Term Loan.

    (a)                Subject to the terms and conditions of this Agreement, each Term Loan Lender severally agrees to make an advance of its Pro Rata Term Share of the Term Loan to the Term Loan Borrower on the Closing Date.  The principal amount of each Segment of the Term Loan outstanding hereunder from time to time shall bear interest and the Term Loan shall be repayable as herein provided; provided, however, that the Term Loan may not be denominated in any currency other than euros.  No amount of the Term Loan repaid or prepaid by the Term Loan Borrower may be reborrowed hereunder, and no subsequent Borrowing under the Term Loan Facility shall be allowed after the initial advance of the Term Loan on the Closing Date.

    (b)               Not later than 1:00 p.m. London time on the Closing Date each Term Loan Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of its Pro Rata Term Share of the Term Loan available by wire transfer to the Administrative Agent.  Such wire transfer shall be directed to the Administrative Agent at the Administrative Agent's Office and shall be in the form of Same Day Funds in euros.  The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, including without limitation the satisfaction of all applicable conditions in Sections 4.01 and 4.02, be made available to the Term Loan Borrower by delivery of the proceeds thereof as shall be directed by the Term Loan Borrower and reasonably acceptable to the Administrative Agent.  The initial Borrowing of the Term Loan shall be a single Offshore Rate Segment pursuant to a Term Loan Interest Rate Selection Notice delivered in accordance with Section 2.03(c).

    2.02    Revolving Loans.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make, Convert and Continue Revolving Loans, (a) in Dollars and (b), in the event it is an Offshore Currency Funding Lender, in Revolving Loan Offshore Currencies to the Borrowers from time to time on any Business Day during the Availability Period; provided, however, that after giving effect to any Revolving Borrowing, (i) the Dollar Equivalent Amount of the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations shall not exceed the Aggregate Revolving Credit Commitments, (ii) the Dollar Equivalent Amount of the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender (less, with respect only to the Offshore Currency Funding Fronting Lender, the aggregate Offshore Currency Risk Participations in all Offshore Currency Revolving Loans), plus, with respect only to the Offshore Currency Participating Lenders, the Dollar Equivalent Amount of such Revolving Lender's Offshore Currency Risk Participations in Offshore Currency Revolving Loans advanced by the Offshore Currency Funding Fronting Lender, plus such Revolving Lender's Pro Rata Revolving Share of the Dollar Equivalent Amount of the aggregate Outstanding Amount of all L/C Obligations, plus such Revolving Lender's Pro Rata Revolving Share of the Dollar Equivalent Amount of the aggregate Outstanding Amount of all Swing Line Loans, shall not exceed such Revolving Lender's Revolving Credit Commitment, (iii) the Dollar Equivalent Amount of the aggregate Outstanding Amount of all Revolving Loans and Swing Line Loans outstanding in Offshore Currencies shall not exceed the Offshore Currency Revolving Loan and Swing Line Loan Sublimit, and (iv) the Dollar Equivalent Amount of the aggregate Outstanding Amount of all Revolving Loans and Swing Line Loans and L/C Obligations issued or outstanding in Offshore Currencies shall not exceed the Offshore Currency Revolving Loan, Swing Line Loan and Letter of Credit Sublimit.  Within the limits of each Revolving Lender's Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.02, prepay under Section 2.06, and reborrow under this Section 2.02.  Revolving Loans may be Base Rate Loans or Offshore Rate Loans, as further provided herein.

    2.03    Borrowings, Conversions and Continuations of Revolving Loans; Conversions and Continuations of Segments of the Term Loan.

    (a)                Borrowings, Conversions and Continuations of Revolving Loans.

                (i)                  Each Revolving Borrowing, each Conversion of Revolving Loans, and,  each Continuation of Revolving Loans shall be made upon the Company's or a Designated Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time for Dollars, London time for euro or Tokyo time for Japanese Yen, as applicable, (i) three Business Days prior to the requested date of any Borrowing of, Conversion to or Continuation of Offshore Rate Revolving Loans denominated in Dollars, (ii) three Business Days prior to the requested date of any Borrowing or Continuation of an Offshore Currency Revolving Loan denominated in euros, (iii) four Business Days prior to the requested date of any Borrowing or Continuation of an Offshore Currency Revolving Loan denominated in Japanese yen, and (iv) on the requested date of any Borrowing of, or Conversion to, Base Rate Loans.  Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice appropriately completed and signed by a Responsible Officer (unless such Revolving Loan Notice is being delivered by the Swing Line Lender pursuant to Section 2.06(c)(i)) or by the Administrative Agent on behalf of the L/C Issuer pursuant to Section 2.05(c)(i); provided that the lack of such prompt confirmation shall not affect the conclusiveness or binding effect of such telephonic notice.  Except as provided in Sections 2.05(c) and 2.06(c), (i) each Revolving Borrowing of, Conversion to or Continuation of Offshore Rate Revolving Loans in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) each Revolving Borrowing of, Conversion to or Continuation of Offshore Rate Revolving Loans in a Revolving Loan Offshore Currency shall be in a minimum principal amount of the Dollar Equivalent Amount of $5,000,000.  Each Revolving Borrowing of or Conversion to Base Rate Loans shall be in a principal amount of the Dollar Equivalent Amount of $500,000 or a whole multiple of the Dollar Equivalent Amount of $100,000 in excess thereof.  Each Revolving Loan Notice (whether telephonic or written) shall contain substantially the information set forth in, and if written shall be in the form of, Exhibit A-1 attached hereto and, in any event, shall specify, if applicable, the Designated Borrower.  If the Company fails to specify a currency in a Revolving Loan Notice requesting (x) a Borrowing, then the Revolving Loans so requested shall not be advanced, or (y) a Continuation, then the Revolving Loans shall be Continued in the existing currency.  If the Company fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Company fails to give a timely notice requesting a Conversion or Continuation, then the applicable Revolving Loans shall be made or Continued as, or Converted to, Base Rate Loans; provided, however that in the case of a failure to timely request a Continuation of an Offshore Currency Revolving Loan, such Loan, shall be Continued as an Offshore Currency Revolving Loan in its original currency with an Interest Period of one month.  Any such automatic Conversion to Base Rate Loans, and automatic Continuation of an Offshore Currency Revolving Loan, shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Offshore Rate Revolving Loans.  If no timely notice of a Conversion or Continuation is provided by the Company, the Administrative Agent shall notify each Revolving Lender of the details of any automatic Conversion to Base Rate Loans or Continuation of Offshore Currency Revolving Loans, respectively.  If the Company requests a Borrowing of, Conversion to, or Continuation of Offshore Rate Revolving Loans in any such Revolving Loan Notice, whether requested in Dollars or in a Revolving Loan Offshore Currency, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  No Revolving Loan may be Converted into or Continued as a Revolving Loan denominated in a different currency than as originally borrowed, but instead must be prepaid in the original currency of such Loan and reborrowed in such different currency.  Only Revolving Loans in Dollars are subject to Conversion; Offshore Currency Revolving Loans may only be Continued or repaid.

                (ii)                Following receipt of a Revolving Loan Notice requesting a Credit Extension denominated in Dollars, the Administrative Agent shall promptly notify each Revolving Lender of its Pro Rata Revolving Share of the applicable Revolving Loans.  Following receipt of a Revolving Loan Notice requesting a Credit Extension denominated in a Revolving Loan Offshore Currency, the Administrative Agent shall on the next following Business Day notify (i) each Offshore Currency Funding Lender of both the Dollar Equivalent Amount and the Offshore Currency Equivalent Amount of its Offshore Currency Funding Pro Rata Revolving Share, (ii) the Offshore Currency Funding Fronting Lender of both the Dollar Equivalent Amount and the Offshore Currency Equivalent Amount of the aggregate Offshore Currency Risk Participations in its Offshore Currency Funding Pro Rata Revolving Share, (iii) each Offshore Currency Participating Lender of both the Dollar Equivalent Amount and the Offshore Currency Equivalent Amount of its Offshore Currency Risk Participation in such Offshore Currency Revolving Loan, and (iv) all Revolving Lenders of the aggregate Offshore Currency Equivalent Amount and the Dollar Equivalent Amount of such Credit Extension and the applicable Spot Rate used by Administrative Agent to determine such Dollar Equivalent Amount.  In the case of a Revolving Borrowing in Dollars, each Revolving Lender shall make the amount of its Revolving Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent's Office not later than 12:00 noon, New York time, on the Business Day specified in the applicable Revolving Loan Notice.  In the case of a Revolving Borrowing in a Revolving Loan Offshore Currency, each Offshore Currency Funding Lender shall make the amount of its Offshore Currency Funding Pro Rata Revolving Share in such Offshore Currency Revolving Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent's Office not later than 12:00 noon, London time for euro or Tokyo time for Japanese Yen, as applicable, on the Business Day specified in the applicable Revolving Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Company or such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company.

                (iii)               Except as otherwise provided herein, an Offshore Rate Revolving Loan may be Continued or Converted only on the last day of the Interest Period for such Offshore Rate Revolving Loan.  During the existence of an Event of Default, no Revolving Loans may be requested as, Converted into or Continued as Offshore Rate Revolving Loans without the consent of the Required Revolving Lenders, and the Required Revolving Lenders may demand that any or all of the then outstanding Offshore Rate Revolving Loans in Dollars be Converted immediately to Base Rate Loans and that any or all of the then outstanding Offshore Currency Revolving Loans be Continued only as an Offshore Rate Revolving Loan with an Interest Period of one month or less at the end of the Interest Period applicable thereto.

                (iv)              The Administrative Agent shall promptly notify the Company and the Revolving Lenders of the interest rate applicable to any Offshore Rate Revolving Loan upon determination of such interest rate.  The determination of the Offshore Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

                (v)                After giving effect to all Revolving Borrowings, all Conversions of Revolving Loans from one Type to the other, and all Continuations of Revolving Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Revolving Loans.

    (b)               Offshore Currency Funding and Participation.

                (i)                  Subject to all the terms and conditions set forth in this Agreement, (A) each Offshore Currency Funding Lender agrees from time to time on any Business Day during the period from the Closing Date until the Maturity Date, to fund its Offshore Currency Funding Pro Rata Revolving Share of Offshore Currency Revolving Loans; and (B) the Offshore Currency Participating Lenders, with respect to each Offshore Currency Revolving Loan, severally agree to acquire an Offshore Currency Risk Participation in such Offshore Currency Revolving Loan; provided that no Offshore Currency Funding Lender shall be obligated to fund any Offshore Currency Revolving Loans, and no Offshore Currency Participating Lender shall be obligated to risk participate in any Offshore Currency Revolving Loans, if as of the date of such Offshore Currency Revolving Loans, (w) the Dollar Equivalent Amount of the aggregate Outstanding Amount of all Offshore Currency Revolving Loans and Offshore Base Rate Loans would exceed the Offshore Currency Revolving Loan and Swing Line Loan Sublimit, (x) the Dollar Equivalent Amount of the aggregate Outstanding Amount of all Offshore Currency Loans, all Offshore Base Rate Loans and L/C Obligations denominated in Offshore Currencies would exceed the Offshore Currency Revolving Loans, Swing Line Loan and Letter of Credit Sublimit, (y) the Dollar Equivalent Amount of the aggregate Outstanding Amount of all Loans and all L/C Obligations would exceed the Aggregate Revolving Credit Commitments, or (z) the Dollar Equivalent Amount of the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender (less, with respect only to the Offshore Currency Funding Fronting Lender, the aggregate Offshore Currency Risk Participations in all Offshore Currency Revolving Loans), plus, with respect only to the Offshore Currency Participating Lenders, the Dollar Equivalent Amount of such Revolving Lender's Offshore Currency Risk Participations in Offshore Currency Revolving Loans advanced by the Offshore Currency Funding Fronting Lender, plus such Revolving Lender's Pro Rata Revolving Share of the Dollar Equivalent Amount of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender's Pro Rata Revolving Share of the Dollar Equivalent Amount of the Outstanding Amount of all Swing Line Loans, would exceed such Revolving Lender's Revolving Credit Commitment.

                (ii)                Each Offshore Currency Revolving Loan shall be funded upon the request of the Company in accordance with Sections 2.03(a)(i) and (b).  Immediately upon the funding by the Offshore Currency Funding Fronting Lender of its respective Offshore Currency Funding Pro Rata Revolving Share of any Offshore Currency Revolving Loan, each Offshore Currency Participating Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased from such Offshore Currency Funding Fronting Lender an Offshore Currency Risk Participation in the Offshore Currency Funding Pro Rata Revolving Share thereof in such Offshore Currency Revolving Loan in an amount such that, after such purchase, each Revolving Lender (including the Offshore Currency Funding Lenders, the Offshore Currency Funding Fronting Lender and the Offshore Currency Participating Lenders) will have an Offshore Currency Revolving Loan Credit Exposure with respect to such Offshore Currency Revolving Loan equal in amount to its Pro Rata Revolving Share of such Offshore Currency Revolving Loan.

                (iii)               Upon the occurrence and during the continuance of an Event of Default, the Offshore Currency Funding Fronting Lender may, by written notice to the Administrative Agent delivered not later than 11:00 a.m., New York time, on the second Business Day preceding the proposed date of funding and payment by Offshore Currency Participating Lenders of their Offshore Currency Risk Participations purchased in such Offshore Currency Revolving Loans as shall be specified in such notice (the "Offshore Currency Participation Payment Date"), request each Offshore Currency Participating Lender to fund the Dollar Equivalent Amount of its Offshore Currency Risk Participation purchased with respect to such Offshore Currency Revolving Loans to the Administrative Agent on the Offshore Currency Participation Payment Date in Dollars.  Following receipt of such notice, the Administrative Agent shall promptly notify each Offshore Currency Participating Lender of the Dollar Equivalent Amount of its Offshore Currency Risk Participation purchased with respect to each such Offshore Currency Revolving Loan (determined at the Spot Rate on the date of advance of such Offshore Currency Revolving Loan) and the applicable Offshore Currency Participation Payment Date.  Any notice given by the Offshore Currency Funding Fronting Lender or the Administrative Agent pursuant to this subsection may be given by telephone if immediately confirmed in writing; provided that the absence of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                (iv)              On the applicable Offshore Currency Participation Payment Date, each Offshore Currency Participating Lender in the Offshore Currency Revolving Loans specified for funding pursuant to this Section 2.03(b) shall deliver the amount of such Offshore Currency Participating Lender's Offshore Currency Risk Participation with respect to such specific Offshore Currency Revolving Loans in Dollars and in Same Day Funds to the Administrative Agent; provided, however, that no Offshore Currency Participating Lender shall be responsible for any default by any other Offshore Currency Participating Lender in such other Offshore Currency Participating Lender's obligation to pay such amount.  Upon receipt of any such amounts from the Offshore Currency Participating Lenders, the Administrative Agent shall distribute such Dollar amounts in Same Day Funds to the Offshore Currency Funding Fronting Lender.

                (v)                In the event that any Offshore Currency Participating Lender fails to make available to the Administrative Agent the amount of its Offshore Currency Risk Participation as provided herein, the Administrative Agent shall be entitled to recover such amount on behalf of the Offshore Currency Funding Fronting Lender on demand from such Offshore Currency Participating Lender together with interest at the Overnight Rate for three (3) Business Days and thereafter at a rate per annum equal to the Default Rate.  A certificate of the Administrative Agent submitted to any Revolving Lender with respect to amounts owing hereunder shall be conclusive in the absence of manifest error.

                (vi)              In the event that the Offshore Currency Funding Fronting Lender receives a payment in respect of any Offshore Currency Revolving Loan, whether directly from the Company or otherwise, in which Offshore Currency Participating Lenders have fully funded in Dollars their purchase of Offshore Currency Risk Participations, the Offshore Currency Funding Fronting Lender shall promptly distribute to the Administrative Agent, for its distribution to each such Offshore Currency Participating Lender, the Dollar Equivalent Amount of such Offshore Currency Participating Lender's Pro Rata Revolving Share of such payment in Dollars and in Same Day Funds.  If any payment received by the Offshore Currency Funding Fronting Lender with respect to any Offshore Currency Revolving Loan made by it shall be required to be returned by the Offshore Currency Funding Fronting Lender after such time as the Offshore Currency Funding Fronting Lender has distributed such payment to the Administrative Agent pursuant to the immediately preceding sentence, each Offshore Currency Participating Lender that has received a portion of such payment shall pay to the Offshore Currency Funding Fronting Lender an amount equal to its Pro Rata Revolving Share in Dollars of the amount to be returned; provided, however, that no Offshore Currency Participating Lender shall be responsible for any default by any other Offshore Currency Participating Lender in that other Offshore Currency Participating Lender's obligation to pay such amount.

                (vii)             Anything contained herein to the contrary notwithstanding, each Offshore Currency Participating Lender's obligation to acquire and pay for its purchase of Offshore Currency Risk Participations as set forth herein shall be absolute, irrevocable and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Offshore Currency Participating Lender may have against the Offshore Currency Funding Fronting Lender, the Administrative Agent, the Company, any other Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default or a Default; (iii) any adverse change in the condition (financial or otherwise) of the Company or any other Borrower; (iv) any breach of this Agreement or any other Loan Document by the Company, any other Borrower or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

                (viii)           Anything contained in this Agreement to the contrary notwithstanding, no amendment, modification, termination or waiver of any provision of this Agreement or of the other Loan Documents, and no consent to any departure by the Company or any other Borrower therefrom, shall modify, terminate or waive any provision of this Section 2.03(b) in any manner adverse to any Revolving Lender without the written concurrence of such Revolving Lender.

                (ix)              In no event shall (i) the Offshore Currency Risk Participation of any Offshore Currency Participating Lender in any Offshore Currency Revolving Loans pursuant to this Section 2.03(b) be construed as a loan or other extension of credit by such Offshore Currency Participating Lender to the Company, any other Borrower, any Revolving Lender or Administrative Agent or (ii) this Agreement be construed to require any Offshore Currency Participating Lender, with respect to an Offshore Currency, to make any Offshore Currency Revolving Loans in such Offshore Currency under this Agreement or under the other Loan Documents.

    (c)                Continuations of Segments of the Term Loan.

                (i)                  The Borrowing under the Term Loan Facility on the Closing Date and each Continuation of any Segment of the Term Loan shall be made upon the Term Loan Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m., London time, three Business Days prior to the requested date of any Continuation of Segments of the Term Loan.  Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Term Loan Interest Rate Selection Notice appropriately completed and signed by a Responsible Officer; provided that the lack of such prompt confirmation shall not affect the conclusiveness or binding effect of such telephonic notice.  Each Continuation of Offshore Rate Segments shall be in an amount not less than €5,000,000 or a whole multiple of €1,000,000 in excess thereof.  Each Term Loan Interest Rate Selection Notice (whether telephonic or written) shall contain substantially the information set forth in, and if written shall be in the form of, Exhibit B attached hereto.  If the Term Loan Borrower fails to give a timely notice requesting a Continuation, then the applicable Offshore Rate Segment of the Term Loan shall, subject to the last sentence of this Section 2.03(c)(i), be Continued as an Offshore Rate Segment with an Interest Period of one month.  Any such automatic Continuation to Offshore Rate Segments with an Interest Period of one month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Offshore Rate Segments.  If no timely notice of a Continuation is provided by the Term Loan Borrower, the Administrative Agent shall notify each Term Loan Lender of the details of any automatic Continuation to Offshore Rate Segments with Interest Periods of one month.  No Segment of the Term Loan may be Continued as a Segment of the Term Loan denominated in any currency other than euros.  Segments may only bear interest at the Offshore Rate and only be denominated in euros, and are not subject to Conversion by the Term Loan Borrower to a different Type or a different currency.

                (ii)                Following receipt of a Term Loan Interest Rate Selection Notice with respect to each Continuation of any Segment of the Term Loan, the Administrative Agent shall on the next following Business Day notify (a) each Term Loan Lender thereof and (b) all Term Loan Lenders of the Dollar Equivalent Amount of such Segment(s) of the Term Loan and the applicable Spot Rate used by Administrative Agent to determine such Dollar Equivalent Amount.  Upon satisfaction of the applicable conditions set forth in Section 4.01, with respect to the Borrowing under the Term Loan Facility on the Closing Date, the Administrative Agent shall make the funds so received available to the Term Loan Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Term Loan Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Term Loan Borrower.

                (iii)               Except as otherwise provided herein, an Offshore Rate Segment may be Continued only on the last day of the Interest Period for such Offshore Rate Segment.  During the existence of an Event of Default, no Segments of the Term Loan may be Continued as Offshore Rate Segments without the consent of the Required Term Loan Lenders, and the Required Term Loan Lenders may demand that any or all of the then outstanding Offshore Rate Segments be Continued only as an Offshore Rate Segment with an Interest Period of one month or less at the end of the Interest Period applicable thereto.

                (iv)              The Administrative Agent shall promptly notify the Term Loan Borrower and the Term Loan Lenders of the interest rate applicable to any Offshore Rate Segment upon determination of such interest rate.  The determination of the Offshore Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

                (v)                After giving effect to the Borrowing under the Term Loan Facility on the Closing Date, all Conversions of Segments of the Term Loan from one Type to the other, and all Continuations of Segments of the Term Loan as the same Type, there shall not be more than three Interest Periods in effect with respect to Segments of the Term Loan.

    2.04    Increase in Revolving Credit Commitments.

    (a)                Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Lenders), the Company may from time to time, request an increase in the Aggregate Revolving Credit Commitments by an amount (for all such requests) not exceeding $500,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $100,000,000, and (ii) the Company may make a maximum of five such requests.  At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Lenders).

    (b)               Revolving Lender Elections to Increase.  Each Revolving Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Revolving Share of such requested increase.  Any Revolving Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

    (c)                Notification by Administrative Agent; Additional Revolving Lenders.  The Administrative Agent shall notify the Company and each Revolving Lender of the Revolving Lenders' responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Swing Line Lender, the Offshore Currency Funding Fronting Lender and the L/C Issuer (which approvals shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Revolving Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

    (d)               Effective Date and Allocations.  If the Aggregate Revolving Credit Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase.  The Administrative Agent shall promptly notify the Company and the Revolving Lenders of the final allocation of such increase and the Increase Effective Date.  In no event shall any such increase in the Aggregate Revolving Credit Commitments increase the Letter of Credit Sublimit, the Swing Line Sublimit, the Offshore Currency Revolving Loan and Swing Line Loan Sublimit or the Offshore Currency Revolving Loan, Swing Line Loan and Letter of Credit Sublimit.

    (e)                Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Revolving Lender) signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by each of the Borrowers approving or consenting to such increase, and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.04, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists.  On each Increase Effective Date, (i) each relevant Lender that is increasing its Revolving Credit Commitment shall make available to the Administrative Agent such amounts in immediately available funds as such Administrative Agent shall determine, for the benefit of the other relevant Lenders, as being required in order to cause, after giving effect to such increase and the application of such amounts to make payments to such other relevant Lenders, the outstanding Revolving Loans (and risk participations in outstanding Swing Line Loans and L/C Obligations) to be held ratably by all Lenders in accordance with their respective revised Pro Rata Revolving Share, (ii) the Borrowers shall be deemed to have prepaid and reborrowed the outstanding Revolving Loans as of such Increase Effective Date to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata Revolving Shares arising from any nonratable increase in the Revolving Credit Commitments under this Section, and (iii) the Company shall pay to the relevant Lenders the amounts, if any, required pursuant to Section 3.05 as a result of such prepayment.

    (f)                 Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.15 or 10.01 to the contrary.

    2.05    Letters of Credit.

    (a)                The Letter of Credit Commitment.

                (i)                  Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or Letter of Credit and Swing Line Offshore Currencies for the account of the Company or any Designated Borrower and for the benefit of the Company or any of its Subsidiaries and to renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Lenders severally agree to risk participate in Letters of Credit issued for the account of the Company or any Designated Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to risk participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (w) the Dollar Equivalent Amount of the aggregate Outstanding Amount of all Revolving Loans and Swing Line Loans and L/C Obligations issued or outstanding in Offshore Currencies would exceed the Offshore Currency Revolving Loan, Swing Line Loan and Letter of Credit Sublimit at any time, (x) the Dollar Equivalent Amount of the aggregate Outstanding Amount of all L/C Obligations and all Revolving Loans and all Swing Line Loans would exceed the Aggregate Revolving Credit Commitments, (y) the Dollar Equivalent Amount of the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender (less, with respect only to the Offshore Currency Funding Fronting Lender, the aggregate Offshore Currency Risk Participations in all Offshore Currency Revolving Loans), plus, with respect only to the Offshore Currency Participating Lenders, the Dollar Equivalent Amount of such Revolving Lender's Offshore Currency Risk Participations in Offshore Currency Revolving Loans advanced by the Offshore Currency Funding Fronting Lender, plus such Lender's Pro Rata Revolving Share of the Dollar Equivalent Amount of the Outstanding Amount of all L/C Obligations, plus such Lender's Pro Rata Revolving Share of the Dollar Equivalent Amount of the Outstanding Amount of all Swing Line Loans, would exceed such Revolving Lender's Revolving Credit Commitment, or (z) the Dollar Equivalent Amount of the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers' ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  From and after the Closing Date, all Existing Letters of Credit shall be deemed to have been issued pursuant hereto and shall be subject to and governed by the terms and conditions hereof.

                (ii)                The L/C Issuer may, but shall be under no obligation to, issue any Letter of Credit if:

                    (A)              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

                    (B)              subject to Section 2.05(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal and the Required Revolving Lenders have approved such expiry date;

                    (C)              the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date and all the Revolving Lenders have approved such expiry date; or

                    (D)              the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer of general applicability to all account parties of the L/C Issuer similarly situated to the Company or a Designated Borrower.

                (iii)               The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

    (b)               Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

                (i)                  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company or a Designated Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer.  Such L/C Application must be received by the L/C Issuer and the Administrative Agent not later than (x) 12:00 noon, New York time, at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, with respect to a Letter of Credit denominated in a North American currency and (y) 12:00 noon, London time for European currencies or Tokyo time for Asian currencies, Australian Dollars or New Zealand Dollars, as applicable, at least four (4) Business Days (or at such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion, including without limitation in connection with any Special Notice Currency) prior to the proposed issuance date or date of amendment, as the case may be, with respect to a Letter of Credit denominated in a Letter of Credit and Swing Line Offshore Currency.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the currency thereof (either Dollars or a Letter of Credit and Swing Line Offshore Currency); (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the account party (either the Company or a Designated Borrower) for whom such Letter of Credit shall be issued; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

                (ii)                Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company or a Designated Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted under Section 2.05(a)(i) in terms of any additional L/C Obligations created thereby, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or a Designated Borrower, as applicable, or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender's Pro Rata Revolving Share times the amount of such Letter of Credit.

                (iii)               If the Company or a Designated Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an "Auto-Renewal Letter of Credit"); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Nonrenewal Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Company or such Designated Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.  Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Auto-Renewal Letter of Credit at any time, and in no event shall the expiry date of any Auto-Renewal Letter of Credit after any renewal as described herein occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

                (iv)              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company or the applicable Designated Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

    (c)                Drawings and Reimbursements; Funding of Participations.

                (i)                  Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Company, the applicable Designated Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m., New York time, on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Company or the applicable Designated Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the currency (either Dollars or applicable Letter of Credit and Swing Line Offshore Currency) of such drawing whether the Letter of Credit under which such drawing occurred was issued for the account of the Company or any Designated Borrower.  If the Company or such Designated Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the Dollar Equivalent Amount and, if such drawing was in a Letter of Credit and Swing Line Offshore Currency, the Offshore Currency Equivalent Amount, of the unreimbursed drawing (the "Unreimbursed Amount"), such Revolving Lender's Pro Rata Revolving Share thereof and, in accordance with the following sentence, whether a Swing Line Borrowing or a Revolving Borrowing will be made to repay the Unreimbursed Amount or whether, pursuant to Section 2.05(c)(iii), an L/C Borrowing in the amount of the Unreimbursed Amount shall be deemed incurred by the Company or the applicable Designated Borrower and that each Revolving Lender shall participate in such L/C Borrowing in accordance with its Pro Rata Revolving Share.  In such event, the Company or the applicable Designated Borrower shall be deemed to have requested a Swing Line Borrowing or, if the Unreimbursed Amount is greater than the amount available for Swing Line Borrowings under the Swing Line Sublimit, a Revolving Borrowing to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.05 or Section 2.03, respectively, for the principal amount of Revolving Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Credit Commitments, the availability of Offshore Currency Loans if the Unreimbursed Amount is denominated in a Letter of Credit and Swing Line Offshore Currency, the unavailability of an Offshore Currency Revolving Loan if the Unreimbursed Amount is denominated in a Letter of Credit and Swing Line Offshore Currency that is not a Revolving Loan Offshore Currency, and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.05(c)(i) shall constitute a notice under Section 2.05(b) or a Revolving Loan Notice, respectively, and may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                (ii)                The Swing Line Lender, if a Swing Line Borrowing can be made as determined by the Administrative Agent pursuant to Section 2.05(c)(i), shall make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to the Unreimbursed Amount, and in the currency of the drawing resulting in such Unreimbursed Amount, not later than 2:00 p.m., New York time, on the Business Day specified in such notice by the Administrative Agent.  In the event the Administrative Agent determines that a Swing Line Borrowing is not so available and its notice pursuant to Section 2.05(c)(i) indicates that in the alternative a Revolving Borrowing in Dollars or an L/C Borrowing is to be made, each Revolving Lender (including the Revolving Lender acting as L/C Issuer) shall upon receipt of any such notice pursuant to Section 2.05(c)(i) make funds in Dollars available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in the Dollar Equivalent Amount equal to its Pro Rata Revolving Share of the Unreimbursed Amount not later than 2:00 p.m., New York time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company or the applicable Designated Borrower in such amount.  In the event such notice from the Administrative Agent pursuant to Section 2.05(c)(i) indicates that an Offshore Currency Revolving Borrowing is to be made, each Offshore Currency Funding Lender (including, if applicable, the Revolving Lender acting as L/C Issuer) shall upon receipt of such notice make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Offshore Currency Funding Pro Rata Revolving Share not later than 2:00 p.m., New York time, on the Business Day specified in such notice by the Administrative Agent, whereupon subject to the provisions of Section 2.05(c)(iii), each Offshore Currency Funding Lender that so makes funds available shall be deemed to have made an Offshore Currency Revolving Loan to the Company or the applicable Designated Borrower in such amount and having a one month initial Interest Period and all Offshore Currency Participating Lenders shall have an Offshore Currency Risk Participation therein in accordance with Section 2.03(b).  The Administrative Agent shall remit the funds so received from either the Swing Line Lender, the Offshore Currency Funding Lenders, or the Revolving Lenders, as applicable, to the L/C Issuer.

                (iii)               With respect to any Unreimbursed Amount that is not fully refinanced by a Swing Line Borrowing or by a Revolving Borrowing because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, including the unavailability of an Offshore Currency Revolving Loan if the Unreimbursed Amount is denominated in a Letter of Credit and Swing Line Offshore Currency that is not a Revolving Loan Offshore Currency, the Company or the applicable Designated Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in Dollars in the Dollar Equivalent Amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its risk participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its risk participation obligation in such L/C Borrowing under this Section 2.05.

                (iv)              Until each Revolving Lender or Offshore Currency Funding Lender, as applicable, funds its Revolving Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse the L/C Issuer for any Unreimbursed Amount drawn under any Letter of Credit or to fund its participation therein, as the case may be, interest in respect of such Revolving Lender's Pro Rata Revolving Share of such amount shall be solely for the account of the L/C Issuer.

                (v)                Each Revolving Lender's obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Company, any Designated Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender's obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02 and the unavailability of Offshore Currency Revolving Loans in any Letter of Credit and Swing Line Currency other than a Revolving Loan Offshore Currency.  Any such reimbursement with the proceeds of Revolving Loans or L/C Advances shall not relieve or otherwise impair the obligation of the Company or the applicable Designated Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

                (vi)              If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate for three (3) Business Days and thereafter at a rate per annum equal to the Default Rate.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

    (d)               Repayment of Participations.

                (i)                  At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender's L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company, the applicable Designated Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Revolving Lender the Dollar Equivalent Amount of its Pro Rata Revolving Share thereof in Dollars.  In the event the Unreimbursed Amount was incurred in a Letter of Credit and Swing Line Offshore Currency, the payment received with respect thereto is in such Letter of Credit and Swing Line Offshore Currency, and the Dollar Equivalent Amount of such payment is less than it would have been at the date of such Revolving Lender's L/C Advance, the Company or the applicable Designated Borrower shall remain liable for payment in Dollars of such deficiency to each Revolving Lender notwithstanding the Company's or such Designated Borrower's tender of payment in the Letter of Credit and Swing Line Offshore Currency in which the drawing resulting in the L/C Advance was made.

                (ii)                If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(i) in respect of any drawing on any Letter of Credit is required to be returned (including pursuant to any settlement entered into by the Administrative Agent in its discretion), each Revolving Lender shall pay to the Administrative Agent in Dollars for the account of the L/C Issuer the Dollar Equivalent Amount of its Pro Rata Revolving Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect, and such payment by each Revolving Lender shall be deemed to be its L/C Advance in such amount pursuant to Section 2.05(c)(iii).

    (e)                Obligations Absolute.  The obligation of the Company or the applicable Designated Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

                (i)                  any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                (ii)                the existence of any claim, counterclaim, set-off, defense or other right that the Company or a Designated Borrower, as the case may be, may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

                (iii)               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

                (iv)              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

                (v)                any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a Designated Borrower, as the case may be.

    The Company or the applicable Designated Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company's or such Designated Borrower's instructions or other irregularity, the Company or such Designated Borrower will immediately notify the L/C Issuer.  The Company or the applicable Designated Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

                (f)                 Role of L/C Issuer.  Each Revolving Lender and the Company (on behalf of itself and each Designated Borrower) agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  Neither the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Company and each Designated Borrower hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company or a Designated Borrower, as the case may be, from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  Neither the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company or a Designated Borrower, as the case may be, may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company or a Designated Borrower, as the case may be, to the extent, but only to the extent, of any direct, as opposed to consequential, special, punitive or exemplary, damages suffered by the Company or a Designated Borrower, as the case may be, which the Company or such Designated Borrower, as applicable, proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

    (g)                Cash Collateral.  Upon the request of the Administrative Agent, if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Company or the applicable Designated Borrower shall immediately Cash Collateralize the Outstanding Amount of all L/C Obligations plus the Letter of Credit fees payable with respect to such Letter of Credit (calculated at the Applicable Margin then in effect for the period from the date of such cash collateralization until the expiry date of such Letter of Credit) in the applicable currency of such Letter of Credit or drawing thereunder.

    (h)                Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Company or the applicable Designated Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance shall apply to each commercial Letter of Credit.

                (i)                  Letter of Credit Fees.  The Company or the applicable Designated Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Revolving Share a Letter of Credit fee (for each day such Letter of Credit remains in effect) for each Letter of Credit equal to the Applicable Margin multiplied by the Dollar Equivalent Amount of the actual daily maximum amount available to be drawn under such Letter of Credit.  Such fee for each Letter of Credit shall be due and payable on the first Business Day following the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date.  If there is any change in the Applicable Margin during any quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

                (j)                 Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Company or the applicable Designated Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in the amounts and at the times specified in the Agent/Arranger Fee Letter.  In addition, the Company or the applicable Designated Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such fees and charges are due and payable on demand and are nonrefundable.

                (k)               Conflict with Letter of Credit Application; Offshore Currencies.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.  In lieu of a Letter of Credit issued in a Letter of Credit and Swing Line Offshore Currency, the Company or a Designated Borrower may request from the Administrative Agent and the L/C Issuer an extension of credit by the L/C Issuer in such Letter of Credit and Swing Line Offshore Currency in a form or arrangement similar to a Letter of Credit and acceptable to the Administrative Agent, the L/C Issuer and Required Revolving Lenders in their reasonable discretion and otherwise subject to Section 2.05 as if it was a Letter of Credit.

    2.06    Swing Line Loans.

    (a)                The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a "Swing Line Loan") in Dollars or Letter of Credit and Swing Line Offshore Currencies as requested by the Company or a Designated Borrower, to the Company or such Designated Borrower from time to time on any Business Day during the Availability Period in an aggregate Dollar Equivalent Amount not to exceed the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Dollar Equivalent Amount of the aggregate Outstanding Amount of Revolving Loans (less the aggregate Offshore Currency Risk Participations in each Offshore Currency Revolving Loan in the event such Swing Line Lender is the Offshore Currency Funding Fronting Lender) and Offshore Currency Risk Participations and Pro Rata Revolving Share of L/C Obligations of the Swing Line Lender in its capacity as a Revolving Lender, may exceed the amount of such Swing Line Lender's Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Dollar Equivalent Amount of the aggregate Outstanding Amount of all Revolving Loans and Swing Line Loans and L/C Obligations issued or outstanding in Offshore Currencies shall not exceed the Offshore Currency Revolving Loan, Swing Line Loan and Letter of Credit Sublimit, (ii) the Dollar Equivalent Amount of the aggregate Outstanding Amount of all Revolving Loans and Swing  Line Loans outstanding in Offshore Currencies shall not exceed the Offshore Currency Revolving Loan and Swing Line Loan Sublimit, (iii) the Dollar Equivalent Amount of the aggregate Outstanding Amount of all Loans and L/C Obligations shall not exceed the Aggregate Revolving Credit Commitments, and (iv) the Dollar Equivalent Amount of the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender other than the Swing Line Lender (less, with respect only to the Offshore Currency Funding Fronting Lender, the aggregate Offshore Currency Risk Participations in all Offshore Currency Revolving Loans), plus, with respect only to the Offshore Currency Participating Lenders, the Dollar Equivalent Amount of such Revolving Lender's Offshore Currency Risk Participations in Offshore Currency Revolving Loans advanced by the Offshore Currency Funding Fronting Lender, plus such Revolving Lender's Pro Rata Revolving Share of the Dollar Equivalent Amount of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender's Pro Rata Revolving Share of the Dollar Equivalent Amount of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender's Revolving Credit Commitment.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Company and the Designated Borrowers may borrow under this Section 2.06; prepay under Section 2.07, and reborrow under this Section 2.06.  Each Swing Line Loan advanced in Dollars shall bear interest at the Base Rate, or such other rate of interest offered by the Swing Line Lender and accepted by the Company or the applicable Designated Borrower, and each Swing Line Loan advanced in a Letter of Credit and Swing Line Offshore Currency shall be an Offshore Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender's Pro Rata Revolving Share times the amount of the Swing Line Loan.

    (b)               Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Company's or a Designated Borrower's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 noon, New York time for North American currencies, London time for European currencies or Tokyo time for Asian currencies, Australian Dollars or New Zealand Dollars, as applicable, on the requested Borrowing date for Dollars, on the date two Business Days prior to the requested Borrowing date for euros and on the date four Business Days prior to the requested Borrowing date for all other Letter of Credit and Swing Line Offshore Currency, and shall specify (i) the amount to be borrowed, which shall be a minimum of the Dollar Equivalent Amount of $500,000 and integral multiples of $100,000 in excess thereof, (ii) whether such Swing Line Loan is to be advanced in Dollars or in a Letter of Credit and Swing Line Offshore Currency, and, if in a Letter of Credit and Swing Line Offshore Currency, the applicable Letter of Credit and Swing Line Offshore Currency, and (iii) the requested Borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer; provided that the lack of such prompt confirmation shall not affect the conclusiveness or binding effect of such telephonic notice.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 1:00 p.m., New York time for North American currencies, London time for European currencies or Tokyo time for Asian currencies, Australian Dollars or New Zealand Dollars, as applicable, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.06(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 2:00 p.m., New York time for North American currencies, London time for European currencies or Tokyo time for Asian currencies, Australian Dollars or New Zealand Dollars, as applicable, on the Borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company or the applicable Designated Borrower at its office by crediting the account of the Company or such Designated Borrower on the books of the Swing Line Lender in Same Day Funds.

    (c)                Refinancing of Swing Line Loans.

                (i)                  The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company or the applicable Designated Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that a Revolving Loan be made in an amount equal to the amount and in the currency of Swing Line Loans then outstanding.  Such request shall be made in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of Revolving Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Commitments, the availability of Offshore Currency Revolving Loans if the Swing Line Loan is in a Letter of Credit and Swing Line Offshore Currency, the unavailability of an Offshore Currency Revolving Loan if the Swing Line Loan is in a Letter of Credit and Swing Line Offshore Currency that is not a Revolving Loan Offshore Currency, and the conditions set forth in Section 4.02.  In the event such request for a Revolving Borrowing indicates that the Revolving Loan is to be made in Dollars, each Revolving Lender shall make an amount equal to its Pro Rata Revolving Share of the amount specified in such Revolving Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent's Office not later than 2:00 p.m., New York time, on the Business Day specified in such Revolving Loan Notice, whereupon, subject to Section 2.06(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company or the applicable Designated Borrower in such amount.  In the event such Revolving Loan Notice indicates that an Offshore Currency Revolving Borrowing is to be made, each Offshore Currency Funding Lender shall upon receipt of such notice make funds available to the Administrative Agent for the account of the Swing Line Lender at the Administrative Agent's Office in an amount equal to its Offshore Currency Funding Pro Rata Revolving Share not later than 2:00 p.m., New York time, on the Business Day specified in such Revolving Loan Notice by the Administrative Agent, whereupon each Offshore Currency Funding Lender that so makes funds available shall be deemed to have made an Offshore Currency Revolving Loan to the Company or the applicable Designated Borrower in such amount and having a one month initial Interest Period and all Offshore Currency Participating Lenders shall have an Offshore Currency Risk Participation therein in accordance with Section 2.03(b).  The Administrative Agent shall remit the funds so received from the Revolving Lenders or the Offshore Currency Funding Lenders, as applicable, to the Swing Line Lender.

                (ii)                If for any reason any Revolving Borrowing cannot be requested in accordance with Section 2.06(c)(i) or any Swing Line Loan cannot be refinanced by such a Revolving Borrowing, the Revolving Loan Notice submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund in Dollars its risk participation in the Dollar Equivalent Amount of the relevant Swing Line Loan and each Revolving Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.06(c)(i) shall be deemed payment in Dollars in respect of such risk participation in the Dollar Equivalent Amount of such Swing Line Loan.

                (iii)               If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.06(c) by the time specified in Section 2.06(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate for three (3) Business Days and thereafter at a rate per annum equal to the Default Rate.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

                (iv)              Each Revolving Lender's obligation to make Revolving Loans or to purchase and fund in Dollars risk participations in Swing Line Loans pursuant to this Section 2.06(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Company, any Designated Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender's obligation to make Revolving Loans pursuant to this Section 2.06(c) is subject to the conditions set forth in Section 4.02 and to the unavailability of Offshore Currency Revolving Loans in any Letter of Credit and Swing Line  Currency other than a Revolving Loan Offshore Currency.  Any such purchase of risk participations by each Revolving Lender from the Swing Line Lender shall not relieve or otherwise impair the obligation of the Company or the applicable Designated Borrower to repay Swing Line Loans, together with interest as provided herein.

    (d)               Repayment of Participations.

                (i)                  At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan in any currency other than a Revolving Loan Offshore Currency, the Swing Line Lender will distribute in Dollars to such Revolving Lender the Dollar Equivalent Amount of its Pro Rata Revolving Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender's risk participation was outstanding and funded).  In the event the Swing Line Loan was made in a Letter of Credit and Swing Line Offshore Currency (other than a Revolving Loan Offshore Currency), the payment received with respect thereto is in such Letter of Credit and Swing Line Offshore Currency, the Swing Line Lender's request pursuant to Section 2.06(c)(i) was made after the occurrence and during the continuance of an Event of Default, and the Dollar Equivalent Amount of such payment is less than it would have been at the date the Revolving Lenders purchased and funded their risk participations in such Swing Line Loan, the Company or the applicable Designated Borrower shall remain liable for payment in Dollars of such deficiency to each Revolving Lender notwithstanding the Company's or such Designated Borrower's tender of payment in the Letter of Credit and Swing Line Offshore Currency in which the Swing Line Loan was made.

                (ii)                If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Revolving Lender shall pay to the Swing Line Lender in Dollars the Dollar Equivalent Amount of its Pro Rata Revolving Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand only upon the request of the Swing Line Lender.

    (e)                Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Company or the applicable Designated Borrower for interest on the Swing Line Loans.  Until each Revolving Lender funds its Revolving Loan or risk participation pursuant to this Section 2.06, interest in respect of such Pro Rata Revolving Share shall be solely for the account of the Swing Line Lender.

    (f)                 Payments Directly to Swing Line Lender.  The Company or the applicable Designated Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

    2.07    Prepayments.

    (a)                The Company may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon, New York time for Dollars, London time for euros or Tokyo time for Japanese Yen, as applicable, (A) three Business Days prior to any date of prepayment of Offshore Rate Revolving Loans denominated in Dollars, (B) four Business Days prior to any date of prepayment of an Offshore Currency Loan denominated in any Offshore Currency, and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Offshore Rate Revolving Loans in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Offshore Rate Revolving Loans in a Revolving Loan Offshore Currency shall be in a minimum principal amount of the Dollar Equivalent Amount of $5,000,000; and (iv) any prepayment of Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each such notice shall specify the date and amount of such prepayment and the Type(s) and Revolving Loan Offshore Currencies, if applicable, of Revolving Loans to be prepaid.  The Administrative Agent will promptly notify each Revolving Lender of its receipt of each such notice, and of such Revolving Lender's Pro Rata Revolving Share of such prepayment; in the event such prepayment is of an Offshore Currency Revolving Loan, the Administrative Agent shall also notify each Offshore Currency Funding Lender with respect to such Offshore Currency Revolving Loan of its Offshore Currency Funding Pro Rata Revolving Share of such payment.  If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of an Offshore Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied (x) to the Revolving Loans in Dollars of the Revolving Lenders, and to the Offshore Currency Revolving Loans in the event all Offshore Currency Participating Lenders have funded their Offshore Currency Risk Participations, in accordance with their respective Pro Rata Revolving Shares and (y) in the event the Offshore Currency Participating Lenders have not funded their Offshore Currency Risk Participations in accordance with Section 2.03(b), to the Offshore Currency Revolving Loans of the Offshore Currency Funding Lenders in accordance with their respective Offshore Currency Funding Pro Rata Revolving Shares.

    (b)               The Term Loan Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Term Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon, London time, four Business Days prior to any date of prepayment of any Offshore Rate Segment; (ii) any prepayment of Offshore Rate Segments shall be in a minimum principal amount of €5,000,000 or a whole multiple of €1,000,000 in excess thereof.  Each such notice shall specify the date and amount of such prepayment and the Offshore Rate Segment(s) of the Term Loan to be prepaid.  The Administrative Agent will promptly notify each Term Loan Lender of its receipt of each such notice, and of such Term Loan Lender's Pro Rata Term Share of such prepayment.  If such notice is given by the Term Loan Borrower, the Term Loan Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of an Offshore Rate Segment shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied pro rata across the remaining installments of principal of the Term Loan pursuant to Section 2.09(b).

    (c)                The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 noon, New York time for North American currencies, London time for European currencies or Tokyo time for Asian currencies, Australian Dollars or New Zealand Dollars, as applicable, on the date of the prepayment if in Dollars, and four days prior to the date of prepayment if in any other Letter of Credit or Swing Line Offshore Currency, (ii) any such prepayment of any Swing Line Loans in Dollars shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, and (iii) any such prepayment of Swing Line Loans in a Letter of Credit and Swing Line Offshore Currency shall be in a minimum principal amount of the Dollar Equivalent Amount of $500,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

    (d)               If for any reason the Dollar Equivalent Amount of the Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations at any time exceeds the Aggregate Revolving Credit Commitments then in effect, the Company shall immediately prepay Revolving Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations, as it shall select, in an aggregate Dollar Equivalent Amount equal to such excess.

    (e)                If the Administrative Agent notifies the Company at any time that the Dollar Equivalent Amount of the Outstanding Amount of all Revolving Loans and Swing Line Loans denominated in any Offshore Currency at the most recent Revaluation Date with respect to such Offshore Currency exceeds the Offshore Currency Revolving Loan and Swing Line Loan Sublimit then in effect, the Company shall immediately prepay Revolving Loans and/or Swing Line Loans, as it shall select, in an aggregate Dollar Equivalent Amount equal to such excess.  If the Administrative Agent notifies the Company at any time that the Dollar Equivalent Amount of the Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations denominated in any Offshore Currency at the most recent Revaluation Date with respect to such Offshore Currency exceeds the Offshore Currency Revolving Loan, Swing Line Loan and Letter of Credit Sublimit then in effect, the Company shall immediately prepay Revolving Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations, as it shall select, in an aggregate Dollar Equivalent Amount equal to such excess.

    2.08    Reduction or Termination of Commitments.  The Company may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Credit Commitments, or permanently reduce the Aggregate Revolving Credit Commitments to an amount not less than the then Dollar Equivalent Amount of the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., New York time, five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of the Dollar Equivalent Amount of $10,000,000 or any whole multiple of the Dollar Equivalent Amount of $1,000,000 in excess thereof.  The Administrative Agent shall promptly notify the Revolving Lenders of any such notice of reduction or termination of the Aggregate Revolving Credit Commitments.  Once reduced in accordance with this Section, the Aggregate Revolving Credit Commitments may not be increased.  Any reduction of the Aggregate Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Lender according to its Pro Rata Revolving Share.  All facility fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitments shall be paid on the effective date of such termination.

2.09    Repayment of Loans.

    (a)                Each Borrower shall repay to the Revolving Lenders on the Revolving Credit Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

    (b)               The Term Loan Borrower shall repay the principal amount of the Term Loan at the dates and in the amounts set forth below:

Date                                         Amount

March 31, 2006                       €5,000,000

June 30, 2006                          €10,000,000

September 30, 2006                 €10,000,000

December 31, 2006                 €10,000,000

March 31, 2007                       €10,000,000

June 30, 2007                          €10,000,000

September 30, 2007                 €10,000,000

December 31, 2007                 €10,000,000

March 31, 2008                       €10,000,000

June 30, 2008                          €10,000,000

September 30, 2008                 €10,000,000

December 31, 2008                 €10,000,000

March 31, 2009                       €10,000,000

June 30, 2009                          €10,000,000

September 30, 2009                 €10,000,000

December 31, 2009                 €10,000,000

March 31, 2010                       €10,000,000

June 30, 2010                          €10,000,000

September 30, 2010                 €10,000,000

Term Loan Maturity Date         Entire Outstanding Amount

    (c)                The Company shall repay each Swing Line Loan on the earlier to occur of (i) demand (by telephonic or written notice) by the Administrative Agent and (ii) the Revolving Credit Maturity Date.

    2.10    Interest.

    (a)                Subject to the provisions of subsection (b) below, (i) each Offshore Rate Revolving Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Offshore Rate for such Interest Period plus the Applicable Margin plus (in the case of a Offshore Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate; (iii) the Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Offshore Rate for such Interest Period plus the Applicable Margin; and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate or the Offshore Base Rate or such other rate offered by the Swing Line Lender and accepted by the Company, as applicable.  Interest on Offshore Currency Loans shall be paid in the Offshore Currency of such Offshore Currency Loan.

    (b)               Upon the occurrence and during the continuance of an Event of Default, all amounts then due and payable hereunder shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

    (c)                Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

    2.11    Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.05:

    (a)                Facility Fee.  The Company shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Revolving Share, a facility fee equal to the Applicable Margin applicable to the facility fee times the actual daily amount of the Aggregate Revolving Credit Commitments, regardless of usage.  The facility fee shall accrue at all times during the Availability Period and shall be due and payable quarterly in arrears on the first Business Day following the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.  The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.  The facility fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

    (b)               Arrangement and Agency Fees.  The Company and the Term Loan Borrower shall pay an arrangement fee to the Arrangers for the respective own account of the Arrangers, and shall pay an agency fee to the Administrative Agent for the Administrative Agent's own account, in the amounts and at the times specified in (i) the letter agreement, dated October 14, 2005 (the "Agent/Arranger Fee Letter"), among the Company, the Term Loan Borrower, Banc of America Securities LLC and the Administrative Agent and (ii) the JPMSI Fee Letter, as applicable.  Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

    (c)                Lenders' Upfront Fee.  On the Closing Date, the Company and the Term Loan Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective pro rata share of the Aggregate Commitments (after giving effect to the Borrowing under the Term Loan Facility on the Closing Date), an upfront fee in a mutually agreeable amount.  Such upfront fees are for the credit facilities committed by the Lenders under this Agreement and are fully earned on the date paid.  The upfront fee paid to each Lender is solely for its own account and is nonrefundable for any reason whatsoever.

    2.12    Computation of Interest and Fees.  Interest on Base Rate Loans, and Offshore Base Rate Loans made in British Pounds Sterling, shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.  Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days, or, in the case of interest in respect of Loans denominated in Offshore Currencies as to which market practice differs from the foregoing, in accordance with such market practice as determined by the Administrative Agent.  Interest shall accrue on each Loan for the day on which the Loan is made, and, subject to Section 2.14(a), shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

    2.13    Evidence of Debt.

    (a)                The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to any Loan Party and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Loan Party hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, such Lender's Loans shall be evidenced by a Revolving Loan Note, a Term Loan Note and/or a Swing Line Note, as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), Offshore Currency (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

    (b)               In addition to the accounts and records referred to in subsection (a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent, in the absence of manifest error, shall control.

    2.14    Payments Generally.

    (a)                All payments to be made by any Loan Party shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Offshore Currency, all payments by any Loan Party hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent's Office in Dollars and in Same Day Funds not later than 12:00 noon, New York time, on the date specified herein.  Except as otherwise expressly provided herein, all payments by any Loan Party hereunder with respect to principal and interest on Loans denominated in an Offshore Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent's Office in such Offshore Currency and in Same Day Funds not later than such time on the dates specified herein as may be determined by the Administrative Agent to be necessary for such payment to be credited on such date in accordance with normal banking procedures in the place of payment.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Revolving Share or Pro Rata Term Share, as applicable, (or other applicable share as provided herein including without limitation the Offshore Currency Funding Fronting Lender's Offshore Currency Funding Pro Rata Revolving Share of any payment made with respect to an Offshore Currency Revolving Loan as to which the Offshore Currency Participating Lenders have not funded their Offshore Currency Risk Participations) of such payment in like funds as received by wire transfer to such Lender's Lending Office.  All payments received by the Administrative Agent (i) after 12:00 noon, New York time, in the case of payments in Dollars, or (ii) later than the time specified by the Administrative Agent as provided in the third sentence of this paragraph in the case of payments in an Offshore Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall in each case continue to accrue.

    (b)               Subject to the definition of "Interest Period," if any payment to be made by any Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

    (c)                If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and, if applicable, (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

    (d)               Unless any Loan Party or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Loan Party or Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Loan Party or Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

                (i)                  if such Loan Party failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender, as applicable, in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender, as applicable, to the date such amount is repaid to the Administrative Agent in Same Day Funds, at the applicable Overnight Rate from time to time in effect; and

                (ii)                if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Loan Parties to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the applicable Overnight Rate from time to time in effect for three (3) Business Days and thereafter at a rate per annum equal to the Default Rate.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Revolving Loan or Term Loan, as the case may be, included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the applicable Loan Party, and such Loan Party shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment or to fund its Pro Rata Term Share of the Term Loan or to prejudice any rights which the Administrative Agent or any Loan Party may have against any Lender as a result of any default by such Lender hereunder.

    A notice of the Administrative Agent to any Lender or any Loan Party with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

    (e)                If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Loan Parties by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

    (f)                 The obligations of the Revolving Lenders hereunder to make Revolving Loans, including Offshore Currency Revolving Loans in the event they are Offshore Currency Funding Lenders, and to fund Offshore Currency Risk Participations (if they are Offshore Currency Participating Lenders) and participations in Letters of Credit and Swing Line Loans are several and not joint.  The failure of any Revolving Lender to make any Revolving Loan, including Offshore Currency Revolving Loans in the event it is an Offshore Currency Funding Lender, or to fund any such Offshore Currency Risk Participations (if it is an Offshore Currency Participating Lender) and participations in Letters of Credit and Swing Line Loans on any date required hereunder shall not relieve any other Revolving Lender of its corresponding obligation to do so on such date, and no Revolving Lender shall be responsible for the failure of any other Revolving Lender to so make its Revolving Loan, including Offshore Currency Revolving Loans in the event it is an Offshore Currency Funding Lender, or purchase its Offshore Currency Risk Participations (if it is an Offshore Currency Participating Lender) and participations in Letters of Credit and Swing Line Loans.

    (g)                The obligations of the Term Loan Lenders to fund each of their respective Pro Rata Term Shares of the Term Loan Facility are several and not joint.  The failure of any Term Loan Lender to fund its Pro Rata Term Share of the Term Loan Facility on the Closing Date shall not relieve any other Term Loan Lender of its corresponding obligation to do so on the Closing Date, and no Term Loan Lender shall be responsible for the failure of any other Term Loan Lender so to fund its Pro Rata Term Share of the Term Loan Facility.

    (h)                Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

    2.15    Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Revolving Loans or Segments of the Term Loan made by it, or the Offshore Currency Risk Participations or the participations in L/C Obligations or in Swing Line Loans held by it (but not including any amounts applied by the Swing Line Lender to outstanding Swing Line Loans or amounts applied by the Offshore Currency Funding Fronting Lender to Offshore Currency Revolving Loans prior to the funding of risk participations therein, respectively), any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Revolving Loans and/or Segment of the Term Loan, as applicable, made by them and/or such subparticipations in the Offshore Currency Risk Participations or the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Revolving Loans or such Segment of the Term Loan or such Offshore Currency Risk Participations or the participations, as the case may be, pro rata with the Revolving Lenders or Term Loan Lenders, as applicable; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender (including pursuant to any settlement entered into by the Administrative Agent or any Lender in its discretion), such purchase shall to that extent be rescinded and each other Revolving Lender or Term Loan Lender, as applicable, shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  Each Loan Party agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off), but subject to Section 10.09 with respect to such participation as fully as if such Lender were the direct creditor of such Loan Party in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

    2.16    Designated Borrowers.

    (a)                Effective as of the date hereof, Stryker IFSC Limited shall be a "Designated Borrower" hereunder and may request and be advanced Revolving Loans and may apply for Letters of Credit to be issued, all for its account (or, in the case of Letters of Credit, the account of the Company) on the terms and conditions set forth in this Agreement.

    (b)               The Company may at any time, upon not less than 10 Business Days' notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Subsidiary of the Company (an "Applicant Borrower") as a Designated Borrower to request and be advanced Revolving Loans hereunder and to apply for Letters of Credit to be issued hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Revolving Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a "Designated Borrower Notice and Assumption Agreement").  The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Revolving Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Revolving Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Revolving Lenders so require.  Promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit I (a "Designated Borrower Confirmation") to the Company and the Revolving Lenders specifying that effective as of the date of such Designated Borrower Confirmation the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Revolving Lenders agrees to permit such Designated Borrower to request and be advanced Revolving Loans hereunder and to apply for Letters of Credit to be issued hereunder, on the terms and conditions set forth herein, except to the extent it is unlawful for any such Revolving Lender to do so (in which case, it shall not be obligated to do so) and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower under the Revolving Credit Facility for all purposes of this Agreement.

    (c)                The Company shall guaranty the Obligations of each Designated Borrower pursuant to the terms and conditions of the Guaranty.  The Obligations of all Designated Borrowers shall be several in nature.

    (d)               Each Subsidiary of the Company that is or becomes a "Designated Borrower" pursuant to this Section 2.16 hereby irrevocably appoints the Company, and the Company hereby accepts such appointment, as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, (iii) the receipt of the proceeds of any Revolving Loans made by the Revolving Lenders, to any such Designated Borrower hereunder and (iv) to be such Designated Borrower's Agent for the purpose of receiving, accepting and acknowledging service on its behalf in any legal process issued in connection with this Agreement or any other Loan Document.  Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein.  Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

    (e)                The Company may from time to time, upon not less than 10 Business Days' notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower's status as such, provided that there are no outstanding Revolving Loans payable by such Designated Borrower, or other amounts payable or obligations outstanding by such Designated Borrower, as of the effective date of such termination. The Administrative Agent will promptly notify the Revolving Lenders of any such termination of a Designated Borrower's status.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

    3.01          Taxes.

    (a)                Any and all payments by any Loan Party to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, (i) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or the applicable Lending Office is maintained and (ii) taxes which would not have been incurred but for a failure of the Lender or the Administrative Agent to provide any required forms or exemption certificate or other documentation it was legally entitled to provide or a failure to comply with any of its covenants and agreements herein, including, without limitation, Section 10.15 (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities, including without limitation or exclusion any of the foregoing levied, charged, or imposed on or to, or otherwise incurred by any Lender as a result of the application of the Michigan Single Business Tax, being hereinafter referred to as "Taxes").  If any Loan Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, such Loan Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

    (b)               In addition, the applicable Loan Party agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

    (c)                Each Loan Party agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes in the full amount (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) that the respective Lender reasonably specifies as necessary to preserve the after-tax yield (taking into account and giving effect to any tax benefits afforded such Lender or the Administrative Agent in connection with or directly as a result of the imposition of such Taxes or Other Taxes) Lender would have received if such Taxes or Other Taxes, as the case may be, had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes, as the case may be, were correctly or legally asserted except with respect to any Lender or the Administrative Agent, as the case may be, for such Taxes, Other Taxes or a liability arising from such Lender's or the Administrative Agent's, as the case may be, willful misconduct or gross negligence.  Payment under this indemnification shall be made within 30 days after the date the applicable Lender or Agent makes written demand therefor specifying in reasonable detail the basis therefor.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.01 shall not constitute a waiver of such Lender's right to demand such compensation; provided that no Loan Party shall be required to compensate a Lender pursuant to this Section 3.01 for any Taxes or Other Taxes imposed on such Lender more than 60 days prior to the date that such Lender notifies the Company of such Taxes or Other Taxes and of such Lender's intention to claim compensation therefor; provided further that, if the imposition of such Taxes or Other Taxes is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof.

    (d)               If a Lender or the Administrative Agent shall become aware that it is entitled to receive a refund in respect of Taxes as to which it has been indemnified by any Loan Party pursuant to Section 3.01(c), it shall promptly notify such Loan Party of the availability of such refund and shall, within 30 days after receipt of a request by such Loan Party, apply for such refund at such Loan Party's expense.  If any Lender or the Administrative Agent receives a refund in respect of any Taxes as to which it has been indemnified by any Loan Party pursuant to Section 3.01(c), it shall promptly notify such Loan Party of such refund and shall, within 30 days of receipt, repay such refund (to the extent of amounts that have been paid by any Loan Party under Section 3.01(c) with respect to such refund and not previously reimbursed) to such Loan Party, net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent incurred in connection with obtaining such refund and without interest (other than the interest, if any, included in such refund but net of any Taxes payable with respect to receipt of such refund), provided that such Loan Party, upon the request of such Lender or the Administrative Agent, agrees to return such refund (plus penalties, interest or other charges thereon) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund.

    (e)                If any Loan Party is required to pay any amount to any Lender or the Administrative Agent pursuant to this Section 3.01, then such Lender or Agent, as the case may be, shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its applicable Lending Office so as to eliminate any such additional payment by such Loan Party which may thereafter accrue, if such change in the reasonable judgment of such Lender or the Administrative Agent, as the case may be, is not otherwise materially disadvantageous to such Person.

    (f)                 Except as otherwise provided in Section 3.01(h), neither the Term Loan Borrower nor any Designated Borrower that is a resident of Ireland shall be required to make an increased payment to a Lender pursuant to this Section 3.01 for Taxes in respect of tax imposed by Ireland from a payment of interest if on the date on which the payment falls due the payment could have been made to the relevant Lender without a deduction for Taxes if it was a Qualifying Lender, but on that date such Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation treaty, or any published practice or concession of any relevant taxing authority.  In furtherance of the foregoing, each Lender hereby represents that (i) in the case of each Lender that is a signatory hereto, as of the Closing Date it is a Qualifying Lender and (ii) in the case of a Lender that becomes a Lender pursuant to an Assignment and Assumption in accordance with Section 10.07, as of the Effective Date of such Assignment and Assumption it is a Qualifying Lender.

    (g)                A Lender and each Designated Borrower or the Term Loan Borrower, as applicable, which makes a payment to which that Lender is entitled shall co-operate promptly in completing any procedural formalities necessary for such Borrower or the Term Loan Borrower, as applicable, to obtain authorization to make that payment without a withholding tax deduction.  Each Lender shall cooperate with all reasonable requests for information made by any Designated Borrower that is a resident of Ireland or the Term Loan Borrower, as applicable, for the purposes of enabling such Designated Borrower or the Term Loan Borrower, as applicable, to determine the correct position regarding withholding tax on payments of interest under this Agreement.

    (h)                Notwithstanding anything herein to the contrary, any Designated Borrower that is a resident of Ireland or the Term Loan Borrower, as applicable, shall remain liable for any Taxes incurred by any Qualifying Lender resulting from such Designated Borrower's or the Term Loan Borrower's, as applicable, failure to provide any forms or exemption certificate or other documentation it is legally required to provided to entitle any Qualifying Lender to an exemption from or reduction of withholding tax under the law of Ireland, or any treaty to which Ireland is a party.

    3.02          Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Offshore Rate Loans or issue Letters of Credit in an Offshore Currency, or (if such Lender is the Swing Line Lender) for the Swing Line Lender or its applicable Lending Office to make, maintain or fund Swing Line Loans in an Offshore Currency, as it would otherwise be obligated hereunder to make, maintain or fund, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars or the applicable Offshore Currency in the applicable offshore interbank market, or to determine or charge interest rates based upon the Offshore Rate, then, on notice thereof by such Lender to the Company or the Term Loan Borrower, as applicable, through the Administrative Agent, any obligation existing hereunder of such Lender to make or Continue Offshore Rate Loans or to Convert Base Rate Loans to Offshore Rate Revolving Loans or to issue Letters of Credit in such Offshore Currency or to make Swing Line Loans in such Offshore Currency shall be suspended until such Lender notifies the Administrative Agent and the Company or the Term Loan Borrower, as applicable, that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers or the Term Loan Borrower, as applicable, shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, Convert all Offshore Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Offshore Rate Loans, and prepay all such Swing Line Loans in such Offshore Currency.  Upon any such prepayment or Conversion, the Borrowers or the Term Loan Borrower, as applicable, shall also pay (or shall cause the applicable Designated Borrower to pay) accrued interest on the amount so prepaid or Converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

    3.03          Inability to Determine Rates.  If the Administrative Agent or the Required Lenders determine in connection with any request for an Offshore Rate Loan or a Conversion to or Continuation thereof that (a) deposits in Dollars or the applicable Offshore Currency are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Offshore Rate Loan, (b) adequate and reasonable means do not exist for determining the underlying interest rate for such Offshore Rate Loan (whether denominated in Dollars or any Revolving Loan Offshore Currency), or (c) such underlying interest rate does not adequately and fairly reflect the cost to the Lenders of funding such Offshore Rate Loan, the Administrative Agent (following notice from the Required Lenders if they make such determination) will promptly notify the Company and the Term Loan Borrower and all Lenders, except as set forth below.  Thereafter, the obligation of the Lenders to make or maintain Offshore Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent revokes such notice.  Upon receipt of such notice:

                (i)                  the Company may revoke any pending request for a Borrowing, Conversion or Continuation of Offshore Rate Loans in the affected currency or currencies on the last day of the Interest Period therefore, or, failing that, with respect to any request for an Offshore Rate Revolving Loan in the affected currency or currencies, will be deemed to have converted such request into a request for a Revolving Borrowing of Base Rate Loans in the amount specified therein;

                (ii)                with respect to any Offshore Rate Revolving Loans outstanding on the date of receipt by the Company of any such notice from the Administrative Agent, the rate of interest on each Revolving Lender's share of any outstanding Offshore Rate Revolving Loan for the Interest Period with respect thereto shall be a rate per annum equal to (x) the Offshore Rate for such Offshore Rate Revolving Loan in effect on the date of receipt of such notice plus (y) the Applicable Margin;

                (iii)               with respect to any Offshore Rate Segment of the Term Loan outstanding on the date of receipt by the Term Loan Borrower of any such notice from the Administrative Agent, the rate of interest on each Term Loan Lender's share of any outstanding Offshore Rate Segment for the Interest Period with respect thereto shall be a rate per annum equal to (x) the Offshore Rate for such Offshore Rate Segment in effect on the date of receipt of such notice plus (y) the Applicable Margin; and

                (iv)              (A) if the Term Loan Borrower requests to Continue an Offshore Rate Segment during any period where the obligation of the Lenders to make Offshore Rate Loans is suspended, the Administrative Agent and the Term Loan Borrower shall enter into good faith negotiations (for a period of not more than thirty (30) days) regarding a substitute basis for determining the rate of interest with respect to Offshore Rate Segments, and any alternative basis agreed pursuant to this clause (iv) shall, with the prior consent of the Required Term Loan Lenders and the Term Loan Borrower, be binding on the Term Loan Borrower and the Lenders or (B) if the Term Loan Borrower and the Administrative Agent are unable to agree upon a substitute basis for determining the rate of interest with respect to any Offshore Rate Segments, then the Term Loan Borrower shall prepay such Offshore Rate Segments.

    3.04    Increased Cost and Reduced Return; Capital Adequacy; Reserves on
Offshore Rate Loans.

    (a)                If any Lender determines that (i) as a result of the enactment of or any change in or in the interpretation of any Law, or such Lender's compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Offshore Rate Loans or (as the case may be) issuing or participating in Letters of Credit or participating in Swing Line Loans and Offshore Currency Revolving Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (w) Taxes or Other Taxes (as to which Section 3.01 shall govern), (x) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, (y) reserve requirements utilized, as to Offshore Rate Revolving Loans, in the determination of the Offshore Rate, and (z) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below), or (ii) the Mandatory Cost, as calculated hereunder, does not represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Offshore Rate Loans, then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Company shall pay (or cause the applicable Designated Borrower to pay) or the Term Loan Borrower shall pay, as applicable, to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

    (b)               If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Company shall pay (or cause the applicable Designated Borrower to pay) or the Term Loan Borrower shall pay, as applicable, to such Lender such additional amounts as will compensate such Lender for such reduction.

    (c)                If any Lender requests compensation by any Loan Party under this Section 3.04, the Company or the Term Loan Borrower (as applicable) may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or Continue Loans of the Type with respect to which such compensation is requested, or to Convert Loans of any other Type into Loans of such Type, until the event or condition giving rise to such request ceases to be in effect; provided, such suspension shall not affect the right of such Lender to receive the compensation so requested.

    (d)               Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender's right to demand such compensation; provided that no Loan Party shall be required to compensate a Lender pursuant to this Section 3.04 for any increased costs or reductions incurred more than 60 days prior to the date that such Lender notifies the Company of the change in law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof.

    (e)                Each Lender agrees to designate a different Lending Office if such designation will avoid the need for compensation under this Section 3.04 and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

    3.05    Funding Losses.

    (a)                Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or shall cause the applicable Designated Borrower to compensate) or the Term Loan Borrower shall compensate, as applicable, such Lender for and hold such Lender harmless from any loss, cost or expense reasonably incurred by it as a result of:

                (i)                  any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

                (ii)                any failure by any Borrower or the Term Loan Borrower, as applicable, (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company, the applicable Designated Borrower or the Term Loan Borrower, as the case may be;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

    For purposes of calculating amounts payable by the Company, the Term Loan Borrower or any Designated Borrower, as applicable, to the Lenders under this Section 3.05(a), each Lender shall be deemed to have funded each Offshore Rate Loan made by it at the Interbank Offered Rate used in determining the Offshore Rate for such Loan by a matching deposit or other Borrowing in the applicable offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan was in fact so funded.

    3.06    Matters Applicable to all Requests for Compensation.  A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

    3.07    Survival.  All of the Loan Party obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all Obligations.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

    4.01    Conditions of Initial Credit Extension.  The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

    (a)                Unless waived by all the Lenders (or by the Administrative Agent with respect to immaterial matters, the Administrative Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

                (i)                  executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

                (ii)                Revolving Loan Notes executed by each Borrower in favor of each Revolving Lender requesting such a Note, each in a principal amount equal to such Revolving Lender's Revolving Credit Commitment;

                (iii)               Term Loan Notes executed by the Term Loan Borrower in favor of each Term Loan Lender requesting such a Note, each in the principal amount of such Term Loan Lender's Pro Rata Term Share of the Term Loan;

                (iv)              a Swing Line Note executed by the Company in favor of the Swing Line Lender (if it requests such a Note) in the principal amount of the Swing Line Sublimit;

                (v)                Copies of the resolutions of the board of directors (or other governing body) of each Loan Party authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary, an Assistant Secretary or other appropriate officer of such Loan Party; and

                (vi)              A certificate of the Secretary, Assistant Secretary or other appropriate officer of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

                (vii)             the Organization Documents of each Loan Party as in effect on the Closing Date, certified by the Secretary, Assistant Secretary or other appropriate officer of such Loan Party as of the Closing Date;

                (viii)           (A) a good standing certificate (or equivalent thereof, if available) for each Loan Party from the appropriate Governmental Authority of its jurisdiction of incorporation or formation and (B) evidence reasonably acceptable to the Administrative Agent and the Lenders that the Term Loan Borrower is a resident of Ireland for withholding tax purposes;

                (ix)              a certificate signed by a Responsible Officer of the Company, dated as of the Closing Date, stating:  (A) that the representations and warranties contained in Article V are true and correct in all material respects on and as of such date, as though made on and as of such date; (B) that no Default exists or would result from the initial Borrowings; (C) that there has occurred since the date of the Audited Financial Statements, no event or circumstance that has resulted or would reasonably be expected to result in a Material Adverse Effect; (D) the current Issuer Ratings (and including a copy thereof); and (E) that no Default by the Company or its Subsidiaries has occurred with respect to any Contractual Obligation that would reasonably be expected to result in a Material Adverse Effect;

                    (x)                an opinion of counsel to each Loan Party in form and substance satisfactory to the Administrative Agent;

                    (xi)              evidence that the Existing Credit Facility has been or concurrently with the Closing Date is being terminated, all indebtedness and obligations of the Company incurred thereunder (other than Existing Letters of Credit) have been, or with the initial Credit Extension hereunder on the Closing Date will be, repaid and the Company released from all liability thereunder except such as by their express terms survive such repayment and termination;

                    (xii)             a Compliance Certificate signed by a Responsible Officer of the Company dated as of the Closing Date demonstrating compliance with the financial covenant contained in Section 7.04 as of the end of the fiscal quarter most recently ended prior to the Closing Date;

                    (xiii)           an initial Request for Credit Extension, if any; and

                    (xiv)           such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

    (b)               Any fees required to be paid on or before the Closing Date shall have been paid.

    (c)                Unless waived by the Administrative Agent, the Company shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

    Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

    4.02    Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice or Term Loan Interest Rate Selection Notice requesting only a Conversion of Revolving Loans to the other Type or a Continuation of Offshore Rate Loans or Offshore Rate Segments, as applicable) is subject to the following conditions precedent:

    (a)                The representations and warranties of the Loan Parties contained in Article V or in any other Loan Documents shall be true and correct in all material respects (except that any representation or warranty that is qualified as to "materially" or "Material Adverse Effect" shall be true and correct in all respects) on and as of the date of such Credit Extension, Conversion or Continuation (other than those representations and warranties in Sections 5.01(b)(i), 5.01(c), 5.01(d), all of Sections 5.06, 5.08 and 5.09, the last sentence of Section 5.10 and all of Section 5.11), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation or warranty that is qualified as to "materially" or "Material Adverse Effect" shall be true and correct in all respects) as of such earlier date.

    (b)               No Default or Event of Default shall exist, or would result from such proposed Credit Extension, Conversion or Continuation.

    (c)                The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

    (d)               If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.16 to the designation of such Borrower as a Designated Borrower shall have been met to the reasonable satisfaction of the Administrative Agent.

    Each Request for Credit Extension (other than a Revolving Loan Notice or Term Loan Interest Rate Selection Notice requesting only a Conversion of Revolving Loans to the other Type or a Continuation of Offshore Rate Loans or Offshore Rate Segments, as applicable)  submitted by any Loan Party shall be deemed to be a representation and warranty by such Loan Party that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

    Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

    5.01    Existence, Qualification and Power; Compliance with Laws.  Each Loan Party (a) is duly organized or formed, validly existing and in good standing (or the equivalent thereof in the case of each foreign Loan Party) under the Laws of the jurisdiction of its incorporation or organization, (b) (i) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets and carry on its business and (ii) has all requisite power and authority and legal right to execute and deliver, and perform its obligations under, the Loan Documents, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (b)(i), clause (c) or this clause (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

    5.02          Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Loan Party's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority or arbitral award to which such Loan Party or its property is subject; or (c) violate any Law, except in each case referred to in clause (b) and this clause (c) for any such violation, breach or contravention which would not reasonably be expected to have a Material Adverse Effect.

    5.03          Governmental and Third-Party Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document to which it is a party except such as have been obtained or made.

    5.04          Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto.  This Agreement constitutes, and each other Loan Document to which a Loan Party is party when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, solvency, reorganization, moratorium or similar law relating to or limiting creditor's rights generally or by equitable principles relating to enforceability.

    5.05          Financial Statements.

    (a)                The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

    (b)               The unaudited consolidated financial statements of the Company and its Subsidiaries dated September 30, 2005, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and subject to normal year end audit adjustments; and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby.

    5.06          Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company or the Term Loan Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company, the Term Loan Borrower or any other Subsidiary of the Company or against any of their properties or revenues that would reasonably be expected to have a Material Adverse Effect.

    5.07          No Default.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

    5.08          Ownership of Property; Liens.  Each of the Company, the Term Loan Borrower and the other Subsidiaries of the Company has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, the property of the Company, the Term Loan Borrower and the other Subsidiaries of the Company is subject to no Liens, other than Liens permitted by Section 7.01.

    5.09          Environmental Compliance.  The Company, the Term Loan Borrower and the other Subsidiaries of the Company conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Company or the Term Loan Borrower has reasonably concluded that such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    5.10          Taxes.  The Company, the Term Loan Borrower and the other Subsidiaries of the Company have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Company, the Term Loan Borrower or any other Subsidiary of the Company that would reasonably be expected to have a Material Adverse Effect.

    5.11          ERISA Compliance.

    (a)                Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except to the extent of any noncompliance which would not reasonably be likely to result in a Material Adverse Effect.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto or the remedial amendment period for such Plan under Section 401(b) of the Code has not yet expired or the Plan is a prototype plan or volume submitter plan for which a favorable determination letter is not required and, to the best knowledge of the Company, nothing has occurred (i) which has not been remedied which would, or (ii) as to which the Company does not intend to commence and complete all necessary and required remedial measures within statutorily or regulatory prescribed periods of time for such remedies to be undertakes so as to, prevent, or cause the loss of, such qualification.  The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

    (b)               There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would be reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

    (c)                (i)  No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in any obligation in excess of $100,000,000; (ii) no Pension Plan has any Unfunded Pension Liability that would reasonably be expected to have a Material Adverse Effect; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that would reasonably be expected to result in any obligation in excess of $100,000,000; (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan that would reasonably be expected to result in any obligation in excess of $100,000,000; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

    5.12          Subsidiaries.  As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in Schedule 5.12.

    5.13          Margin Regulations; Investment Company Act.

    (a)                No Loan Party is engaged nor will any Loan Party engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

    (b)               None of the Company, any Person controlling the Company, or any Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

    5.14          Disclosure.  The statements, information, reports, representations, or warranties made by the Company and the Term Loan Borrower in any Loan Document or furnished to the Administrative Agent or any Lender by or on behalf of the Company and the Term Loan Borrower in connection with the preparation of any Loan Document, when taken as a whole, do not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that any inaccuracies, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

    So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

    6.01          Financial Statements.  Deliver to the Administrative Agent and each Lender:

    (a)                Within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit or the going concern status of the Company; and

    (b)               as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Company's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer as fairly presenting the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal, recurring year-end audit adjustments and the absence of footnotes.

    6.02          Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

    (a)                concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer;

    (b)               promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

    (c)                promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Administrative Agent, at the reasonable request of any Lender, may from time to time request.

    Each document required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) shall be deemed to have been delivered on the date on which the Company posts such document on the Company's website on the Internet at the website address listed on Schedule 10.02 hereof, or when such document is posted on the Securities and Exchange Commission's website at www.sec.gov (the "SEC Website") or on an Internet website established by the Administrative Agent with Intralinks, Inc. or other similarly available electronic media (each of the foregoing an "Informational Website"); provided that the Administrative Agent shall be notified by electronic mail of the applicable Informational Website and of the posting of each such document.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above in this paragraph, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery.  The Company shall be responsible for (other than with respect to the SEC Website) and shall incur all risks associated with (including with respect to the SEC Website) the security and confidentiality of the Informational Websites and its information posted thereon.

    6.03          Notices.  Promptly notify the Administrative Agent and each Lender:

    (a)                of the occurrence of any Default or Event of Default;

    (b)               of any matter, event or development, financial or other, relating specifically to the Company or any of its Subsidiaries (and not of a general economic or political nature) that has resulted or would reasonably be expected to result in a Material Adverse Effect; provided that any notice required to be delivered pursuant to this Section 6.03(b) shall be deemed to have been delivered on the date on which the Company discloses any such matter, event or development in any Reports on Form 10-K, 10-Q or 8-K posted on the SEC Website; and

    (c)                any announcement by Moody's or S&P of any change in an Issuer Rating.

    Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

    6.04          Payment of Taxes.  Pay and discharge as the same shall become due and payable, all its material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.

    6.05          Preservation of Existence, Etc.  Except in a transaction permitted by Section 7.03, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, in the case of each of (a) and (b) the nonmaintenance, nonpreservation or nonrenewal of which would reasonably be expected to have a Material Adverse Effect.

    6.06          Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

    6.07          Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies, or with a captive insurance company that is an Affiliate of the Company as to which the Administrative Agent and the Lenders may request reasonable evidence of financial responsibility, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance) as are customarily carried under similar circumstances by such other Persons.

    6.08          Compliance with Laws and Contractual Obligations.  Comply in all material respects with the requirements of all Laws and Contractual Obligations applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or Contractual Obligation is being contested in good faith by appropriate proceedings diligently conducted or a bona fide dispute exists with respect thereto; or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

    6.09          Books and Records.  Maintain proper books of record and account, in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities.

    6.10          Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and the Lenders to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants, at such reasonable times during normal business hours as may be reasonably desired, upon reasonable advance notice to a Responsible Officer; provided, however, that (a) the Administrative Agent and the Lenders shall not be entitled to more than one such inspection and one such discussion per year unless an Event of Default exists and (b) when an Event of Default has occurred and is continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

    6.11          Use of Proceeds.  Use the proceeds of the Credit Extensions (a) with respect to any Revolving Loans, (i) for working capital, capital expenditures, and other general corporate purposes not in contravention of any Law or of any Loan Document; (ii) to refinance all indebtedness outstanding under the Existing Credit Facility; (iii) potentially to serve as a commercial paper liquidity back-stop; and (b) with respect to the Term Loan to fund in part a cash dividend by the Term Loan Borrower to its U.S. shareholder under Code Section 965.

ARTICLE VII

NEGATIVE COVENANTS

    So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

    7.01          Liens.  Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

    (a)                Liens created or arising pursuant to any Loan Document;

    (b)               Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby does not increase the maximum outstanding principal amount of such obligations;

    (c)                Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

    (d)               statutory Liens of landlords, banks (and rights of set-off), carriers', warehousemen's, mechanics', materialmen's, repairmen's or other Liens imposed by Law arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

    (e)                pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

    (f)                 deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

    (g)                easements, rights-of-way, restrictions, encroachments, imperfections and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

    (h)                any (i) interest or title of a lessor or sublessor under any lease permitted hereunder, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii);

    (i)                  Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into by it;

    (j)                 Liens incurred in connection with the purchase or shipping of goods or assets on the related assets and proceeds thereof in favor of the seller or shipper of such goods or assets;

    (k)               Liens arising from filing UCC financing statements relating solely to leases;

    (l)                  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

    (m)              any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

    (n)                Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and its Subsidiaries;

    (o)               licenses of patents, trademarks and other intellectual property rights granted by the Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company or such Subsidiary;

    (p)               Liens on accounts receivable (and related supporting obligations and books and records) subject to a Permitted Securitization Transaction;

    (q)               Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

    (r)                 Liens securing Indebtedness in respect of capital leases, synthetic lease obligations and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition ("Asset Value");

    (s)                Liens securing Indebtedness (including Indebtedness committed to the Company or any Subsidiary but not advanced) or other obligations in aggregate outstanding principal amount not to exceed 20% of Consolidated Net Worth as of the most recently ended fiscal quarter of the Company; and

    (t)                 Liens securing Acquired Indebtedness permitted under Section 7.02(j); provided that such Liens do not (i) at any time encumber any property other than property acquired in such Permitted Acquisition (and improvements and attachments thereto), or (ii) secure any indebtedness other than Acquired Indebtedness existing immediately prior to the time of acquisition of such property.

    7.02          Subsidiary Indebtedness.  Allow or permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness in an aggregate outstanding principal amount which exceeds 20% of Consolidated Net Worth as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered to the Administrative Agent and the Lenders pursuant to Section 6.01; other than the following:

    (a)                Indebtedness owing to the Company or to any other Subsidiary of the Company;

    (b)               Guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of such Subsidiary;

    (c)                Indebtedness incurred by any Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Subsidiary pursuant to such agreements, in connection with acquisitions or dispositions of any business, assets or Subsidiary of such Subsidiary;

    (d)               Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing worker's compensation, health, disability or other employee benefits or property, casualty or liability insurance to any Subsidiary, or which may be deemed to exist pursuant to reimbursement or indemnification obligations to such Person;

    (e)                Indebtedness that may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

    (f)                 Indebtedness in respect of netting services, overdraft protections and otherwise in connection with a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit;

    (g)                Indebtedness pursuant to a Permitted Securitization Transaction;

    (h)                Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

    (i)                  Indebtedness in respect of capital leases, synthetic lease obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(r); and

    (j)                 Acquired Indebtedness.

    7.03          Fundamental Changes.  Merge, consolidate with or into, or convey, transfer, lease or otherwise Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

    (a)                any Subsidiary of the Company (excluding, however, the Term Loan Borrower so long as the Term Loan remains outstanding) may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

    (b)               any Subsidiary (excluding, however, the Term Loan Borrower so long as the Term Loan remains outstanding) may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or to another Subsidiary;

    (c)                the Company may merge or consolidate with any Person, provided that the Company, or a Person as to which immediately after the transaction more than 50% of the outstanding securities entitled to vote in the election of directors are owned by Persons who were beneficial owners of the outstanding common stock of the Company immediately before the transaction, shall be the continuing or surviving Person, and provided further that the surviving Person enters into an agreement satisfactory to the Administrative Agent whereby such Person assumes all of the Obligations and liabilities of the Company under the Loan Documents;

    (d)               so long as the Term Loan remains outstanding, the Term Loan Borrower may merge or consolidate with any other Person provided that the Term Loan Borrower shall be the continuing or surviving corporation and shall continue to be wholly-owned, directly or indirectly, by the Company (it being understood that upon the repayment in full of the Term Loan, the Term Loan Borrower shall no longer be subject to this Section 7.03(d), but shall be permitted to take any action otherwise permitted of a Subsidiary of the Company under this Section 7.03); and

    (e)                any Subsidiary (excluding, however, the Term Loan Borrower so long as the Term Loan remains outstanding) may be merged, consolidated or amalgamated with or into any Person, or may sell, lease, transfer or otherwise dispose of its assets (upon voluntary liquidation, dissolution or otherwise) to any Person or may liquidate, wind up or dissolve itself (A) if after giving effect thereto, no Default or Event of Default is in existence and (B) if such merger, consolidation, amalgamation, sale, lease, transfer or other disposition had occurred on the first day of the period of four fiscal quarters most recently ended prior to the date of such event, the Company would have been in compliance with Section 7.04 during such period of four fiscal quarters.

    7.04          Leverage Ratio.  Permit the Leverage Ratio at the end of any fiscal quarter of the Company to be greater than 3.5 to 1.0.

    7.05          Acquisitions.  Effect any Acquisition, other than Permitted Acquisitions.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

    8.01          Events of Default.  Any of the following shall constitute an Event of Default:

    (a)                Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or any L/C Obligation, or (ii) within five days after the same becomes due interest on any Loan or on any L/C Obligation, or any facility, utilization or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

    (b)               Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in (i) any of Section 7.01 or 7.02 which is not remedied within ten (10) days after written notice from the Administrative Agent or any Lender or (ii) any of Section 6.03(a), 6.03(b), 6.05 (in the case of the Company, the Term Loan Borrower (so long as the Term Loan remains outstanding) and any Designated Borrower (so long as such Designated Borrower remains a Designated Borrower hereunder)), 6.09, 6.10, 6.11, 7.03, 7.04 or 7.05; or

    (c)                Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document which is not remedied within thirty (30) days after written notice from the Administrative Agent or any Lender; or

    (d)               Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

    (e)                Cross-Default.  (i) The Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $100,000,000; or

    (f)                 Insolvency Proceedings, Etc.  Any Loan Party or any Material Subsidiary of the Company institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

    (g)                Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Material Subsidiary of the Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

    (h)                Judgments.  There is entered against the Company or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which such judgments or orders shall not have been paid, vacated, discharged, stayed or bonded; or

    (i)                  ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

    (j)                 Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than the Term Loan Borrower following any prepayment in full of the Term Loan), or purports to revoke, terminate or rescind any Loan Document; or

    (k)               Change of Control.  There occurs any Change of Control with respect to the Company.

    8.02          Remedies Upon Event of Default.  If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders,

    (i)                  declare the commitment of each Lender to make Loans, the commitment of the Swing Line Lender to make Swing Line Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

    (ii)                declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party;

    (iii)               require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof) plus the Letter of Credit fees payable with respect to such Letter of Credit (calculated at the Applicable Margin then in effect for the period from the date of such cash collateralization until the expiry date of such Letter of Credit) in the currency in which such L/C Obligations are outstanding; and

    (iv)              exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 8.01, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

    8.03          Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations in respect of the Loan Documents shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Section 3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Section 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans, the Term Loan and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans and the Term Loan, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Notwithstanding the foregoing, the Administrative Agent and the Lenders acknowledge and agree that the Term Loan Borrower shall be solely responsible for Obligations with respect to the Term Loan, which shall be solely payable by the Term Loan Borrower, subject to the rights of the Administrative Agent and the Lenders under the Guaranty or any other guarantee of such Obligations.

    8.04          Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE IX

ADMINISTRATIVE AGENT

    9.01          Appointment and Authorization of Administrative Agent.

    (a)                Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

                (i)                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

                (ii)                shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

                (iii)               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.

    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

    (b)               The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent" as used in this Article IX included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

    (c)                The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

    9.02          Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

    9.03          Liability of Administrative Agent.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

    9.04          Reliance by Administrative Agent.

    (a)                The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants.  Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

    (b)               In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.

    9.05          Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or any Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default."  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

    9.06          Credit Decision; Disclosure of Information by Administrative Agent.  Each Lender and the L/C Issuer acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the Term Loan Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any of its Affiliates which may come into the possession of any Agent-Related Person.

    9.07          Indemnification of Administrative Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of each Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and the costs and expenses incurred in connection with the use of Intralinks, Inc. or other similar information transmission systems in connection with this Agreement) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of any Loan Party.  The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all Obligations hereunder and the resignation of the Administrative Agent.  Notwithstanding the foregoing, each Lender shall only be obligated to indemnify or reimburse any Agent-Related Person under this Section 9.07 to the extent that such Indemnified Liabilities or unreimbursed expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such, or against any other Agent-Related Person acting for the Administrative Agent in such capacity.

    9.08          Administrative Agent in its Individual Capacity.  Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Loan Party and its Affiliates as though Bank of America were not the Administrative Agent or the Swing Line Lender, Offshore Currency Funding Fronting Lender or L/C Issuer hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of any Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, Swing Line Lender, Offshore Currency Funding Fronting Lender or the L/C Issuer, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

    9.09          Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as L/C Issuer, Offshore Currency Funding Fronting Lender and Swing Line Lender.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, L/C Issuer, Offshore Currency Funding Fronting Lender and Swing Line Lender, and the respective terms "Administrative Agent," "L/C Issuer", "Offshore Currency Funding Fronting Lender" and "Swing Line Lender", shall mean such successor Administrative Agent, L/C Issuer, Offshore Currency Funding Fronting Lender and Swing Line Lender, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer's, Offshore Currency Funding Fronting Lender's and Swing Line Lender's, rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer, Offshore Currency Funding Fronting Lender or Swing Line Lender or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession.  After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

    9.10          Other Agents.  None of the Lenders identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," or "co-agent" or an "arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

    9.11          Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

    (a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.05(i) and (j), 2.11, 10.04 and 10.05) allowed in such judicial proceeding; and

    (b)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11, 10.04 and 10.05.

    Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

MISCELLANEOUS

    10.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and each Loan Party which is a party to such Loan Document, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

    (a)                extend or increase the Revolving Credit Commitment of any Revolving Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.02(a)) without the written consent of such Lender;

    (b)               extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder (including the Term Loan Maturity Date and the Revolving Credit Maturity Date) or under any other Loan Document without the written consent of each Lender directly affected thereby;

    (c)                reduce the principal of, or the rate of interest specified herein on (except as otherwise provided in clause (iv) of the last sentence of Section 3.03), any Loan or L/C Borrowing, or (subject to clause (iv) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Revolving Lenders shall be necessary to amend the definition of "Default Rate" as it applies to the Revolving Credit Facility or to waive any obligation of any Borrower to pay interest on any amount outstanding or otherwise due and payable under the Revolving Credit Facility at the Default Rate; and provided further, however, that only the consent of the Required Term Loan Lenders shall be necessary to amend the definition of "Default Rate" as it applies to the Term Loan or to waive any obligation of the Term Loan Borrower to pay interest at the Default Rate;

    (d)               change any provision of this Section or the definition of "Required Lenders", "Required Revolving Lenders", "Required Term Loan Lenders", "Pro Rata Revolving Share" or "Pro Rata Term Share" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder or relating to a Pro Rata Revolving Share or Pro Rata Term Share, without the written consent of each Lender;

    (e)                amend the fourth sentence of Section 2.14 or Section 2.15 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

    (f)                 discharge the Company of its obligations under the Guaranty without the written consent of each Lender; or

    (g)                amend Section 2.03(b) or the definition of "Revolving Loan Offshore Currency" without the consent of each Revolving Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Required Lenders or each directly-affected Lender, as the case may be, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Required Lenders or each directly-affected Lender, as the case may be, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or each directly-affected Lender, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Agent/Arranger Fee Letter and the JPMSI Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto; (v) no amendment, waiver or consent shall, unless in writing and signed by the Offshore Currency Funding Fronting Lender in addition to the Required Lenders or each directly-affected Lender, as the case may be, affect the rights or duties of the Offshore Currency Funding Fronting Lender under this Agreement or any other Loan Document; and (vi) no amendment, waiver or consent which has the effect of  enabling the Borrowers to satisfy any condition to a Borrowing contained in Section 4.02 hereof which, but for such amendment, waiver or consent would not be satisfied, shall be effective to require the Revolving Lenders to make any additional Revolving Loan, unless and until the Required Revolving Lenders shall have approved such amendment, waiver or consent.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.01 shall be binding upon each holder of any Notes at the time outstanding, each future holder of the Notes and, if signed by a Loan Party, on such Loan Party.  Notwithstanding anything to the contrary herein, any Lender that has a Voting Percentage of zero shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Pro Rata Revolving Share of any Revolving Lender may not be increased or extended nor the principal owing to such Revolving Lender be reduced without the consent of such Revolving Lender and the Pro Rata Term Share of any Term Loan Lender may not be increased or extended nor the principal owing to such Term Loan Lender be reduced without the consent of such Term Loan Lender.

    10.02      Notices and Other Communications; Facsimile Copies.

    (a)                General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 10.02; or, in the case of any Loan Party, the Administrative Agent, the L/C Issuer, the Offshore Currency Funding Fronting Lender or the Swing Line Lender, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Company, the Administrative Agent, the L/C Issuer, the Offshore Currency Funding Fronting Lender and the Swing Line Lender.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient (which need not be any natural person to whose attention such communication is directed, in the case of communications to Persons other than natural Persons); (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, the L/C Issuer, the Offshore Currency Funding Fronting Lender and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person.  Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 10.02, or to such other number as shall be designated by such party in a notice to the Company, the Administrative Agent, the L/C Issuer, the Offshore Currency Funding Fronting Lender and the Swing Line Lender, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

    (b)               Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on each Loan Party, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

    (c)                Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices and Swing Line Loan Notices) reasonably believed to be given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Company and the Term Loan Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice such Person reasonably believes has been given by or on behalf of the Company or the Term Loan Borrower, as applicable.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

    10.03      No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

    10.04      Attorney Costs, Expenses and Taxes.  Each of the Company and the Term Loan Borrower agrees to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, due diligence, preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs incurred by the Administrative Agent and the costs and expenses incurred in connection with the use of Intralinks, Inc. or other similar information transmission systems in connection with this Agreement.  The Company agrees to pay or reimburse the L/C Issuer for all reasonable costs and expenses incurred in connection with issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.  Each of the Company and the Term Loan Borrower agrees to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents to which it is a party during the existence of a Default or an Event of Default or after acceleration of the Loans (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender.  The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

    10.05      Indemnification by the Company and the Term Loan Borrower; Limitation of Liability.  Whether or not the transactions contemplated hereby are consummated, each of the Company and the Term Loan Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby to which it is a party, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) to or by it, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by it (or in the case of the Company, one of its Subsidiaries), or any Environmental Liability related in any way to it (or in the case of the Company, one of its Subsidiaries), or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are determined by final and non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.  Notwithstanding the foregoing, no Loan Party shall have any obligation to any Indemnitee in respect of losses, claims, damages, liabilities or expenses arising from (i) disputes between Lenders, the Administrative Agent and/or the Arrangers or (ii) disputes between any Loan Party and an Indemnitee, with respect to which such Loan Party is the prevailing party and such losses, claims, damages, liabilities and expenses under this clause (ii) arise from the gross negligence or willful misconduct of such Indemnitee.  Each of the Company and the Term Loan Borrower agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it or any of its Subsidiaries, security holders or creditors as a result for any action taken or not taken by it arising out of, related to or taken in connection with any Loan Document or the consummation of the transactions contemplated hereby or the actual or proposed use of Loan or Letter of Credit proceeds, except to the extent that such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee, and in no event shall any Indemnitee be liable thereto for special, consequential, punitive or indirect damages.  Without limitation of the foregoing, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through the internet, Intralinks or other similarly available electronic media in connection with the electronic posting of financial statements, certificates, reports or other information to an Informational Website as provided for in Section 6.02 hereof unless such Indemnitee has engaged in gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction with respect to the access to such information.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all the other Obligations.  All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor.

    10.06      Payments Set Aside.  To the extent that any Loan Party makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or paid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in Dollars in the Dollar Equivalent Amount of such recovery or payment.

    10.07      Successors and Assigns.

    (a)                The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (h), as applicable, of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

    (b)               Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and its Revolving Loans (including for purposes of this subsection (b), Offshore Currency Risk Participations, participations in L/C Obligations and participations in Swing Line Loans), or of its Pro Rata Term Share of the Term Loan at the time owing to it (such Lender's portion of Loans, commitments and risk participations with respect to each of the Revolving Credit Facility and the Term Loan Facility (each, an "Applicable Facility") being referred to in this Section 10.07 as its "Applicable Share")) at the time owing to it); provided that:

                (i)                  except in the case of an assignment of the entire remaining amount of the assigning Lender's Applicable Share of the Applicable Facility at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Applicable Share (which for this purpose includes Loans outstanding thereunder) with respect to each Applicable Facility, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (A) $5,000,000 with respect to the Revolving Credit Facility and (B) $5,000,000 with respect to the Term Loan Facility, unless in either case each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

                (ii)                each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Applicable Facility, except that this clause (ii) shall not (A) prohibit any Lender from assigning all or a portion of its rights and obligations between the Applicable Facilities on a non-pro rata basis or (B) apply to rights in respect of Swing Line Loans;

                (iii)               any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

                (iv)              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.07, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

    Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, each Borrower and the Term Borrower, as applicable, (at its expense) shall execute and deliver a Revolving Note or Term Loan Note, as applicable, to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

    (c)                The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Revolving Credit Lender, Term Loan Lender, or both, as applicable, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

    (d)               Any Lender may at any time, without the consent of, or notice to, any Loan Party or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company's Affiliates or Subsidiaries (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including a Revolving Lender's Offshore Currency Risk Participations and its participations in L/C Obligations and/or Swing Line Loans) owing to it and/or its Pro Rata Term Share of the Term Loan owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Loan Party, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant or (ii) reduce the principal, interest, fees or other amounts payable to such Participant.  Subject to subsection (e) of this Section, each Loan Party agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.

    (e)                A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Company.  A Participant that would be a Foreign Lender or a Qualifying Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of each Loan Party, to comply with Section 10.15 as though it were a Lender.

    (f)                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

    (g)                The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

    (h)                Notwithstanding anything to the contrary contained herein, any Lender that is a Fund that invests in bank loans may create a security interest in all or any portion of the advances owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

    (i)                  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days' notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days' notice to the Company, resign as Swing Line Lender and/or (iii) upon 30 days' notice to the Company, resign as Offshore Currency Funding Fronting Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender or Offshore Currency Funding Fronting Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or successor Swing Line Lender or successor Offshore Currency Funding Fronting Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender or Offshore Currency Funding Fronting Lender, as the case may be.  Bank of America shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Swing Line Lender to make Swing Line Loans or the Lenders to make Revolving Loans or fund participations in the manner set forth in Section 2.06(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Revolving Loans or fund participations in outstanding Swing Line Loans in the manner set forth in Section 2.06(c).  If Bank of America resigns as Offshore Currency Fronting Funding Lender, it shall retain all the rights of the Offshore Currency Funding Fronting Lender provided for hereunder with respect to Offshore Currency Revolving Loans made by it and outstanding as of the effective date of such termination, including the right to require Offshore Currency Participating Lenders to fund their Offshore Currency Risk Participations therein in the manner set forth in Section 2.03(b).

    10.08      Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent  required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of any Loan Party; (g) with the consent of the applicable Loan Party; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the applicable Loan Party; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Revolving Credit Commitments, the Term Loan, and the Credit Extensions.  For the purposes of this Section, "Information" means all information received from any Loan Party relating to such Loan Party or any other Loan Party or its or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

    10.09      Set-off.  In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to any Borrower or the Term Loan Borrower, any such notice being waived by each Loan Party to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by, and other indebtedness (in whatever currency) at any time owing by, such Lender to or for the credit or the account of any Borrower or the Term Loan Borrower, as applicable, against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency other than that of the deposit account.  Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

    10.10      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate").  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Loan Party.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

    10.11      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    10.12      Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

    10.13      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

    10.14      Severability.  Any provision of this Agreement and the other Loan Documents to which any Loan Party is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    10.15      Tax Forms.  (a) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company, any Designated Borrower or the Term Loan Borrower (as applicable) is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction of withholding taxes, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that any Borrower or the Term Loan Borrower (as applicable) make any deduction or withholding for taxes from amounts payable to such Lender.  Additionally, each of the Borrowers and the Term Loan Borrower (as applicable) shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower or the Term Loan Borrower (as applicable), as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

    Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

                (i)                  duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for exemption from United States Federal withholding tax under an income tax treaty to which the United States is a party,

                (ii)                duly completed copies of Internal Revenue Service Form W-8ECI,

                (iii)               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

                (iv)              any other form prescribed by applicable law as a basis for claiming exemption from United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

    Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender's status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Company, as the Administrative Agent or the Company shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender's entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers or the Term Loan Borrower (as applicable) pursuant to this Agreement or otherwise to establish such Lender's status for withholding tax purposes in such other jurisdiction.

    (b)               Upon the request of the Administrative Agent, each Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9.  If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

    (c)                If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent.  The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all Obligations and the resignation of the Administrative Agent.

    10.16      Replacement Lender.  In the event any Lender (a) seeks additional compensation pursuant to any of Sections 3.01 or 3.04 or (b) is restricted from making any Loan (other than an Offshore Currency Loan by an Offshore Currency Participating Lender) under this Agreement, or (c) fails to approve any amendment, waiver or consent requested by the Loan Parties pursuant to Section 10.01 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender (in any such instance, a "Restricted Lender"), so long as the Company has obtained a commitment (in an amount not less than the sum of the Revolving Credit Commitment and the Pro Rata Term Share of the Term Loan of the Restricted Lender) from another Lender or an Eligible Assignee to become a Lender for all purposes hereunder (such Lender referred to as the "Replacement Lender"), the Company may cause such Restricted Lender to be replaced by, and to assign all its rights and obligations under this Agreement (including its Revolving Credit Commitment and the Loans) pursuant to Section 10.07, to such Replacement Lender that is reasonably acceptable to the Administrative Agent.  Such Restricted Lender agrees to execute and to deliver to the Administrative Agent an Assignment and Assumption Agreement with such Replacement Lender as provided in Section 10.07 upon payment at par of all principal, interest, fees and other amounts owing under this Agreement to such Restricted Lender, and the Company shall pay to the Administrative Agent the processing fee required by Section 10.07 in connection with such assignment.

    10.17      Judgment Currency.  Each Loan Party, the Administrative Agent and each Lender hereby agree that if, in the event that a judgment is given, in relation to any sum due to the Administrative Agent or any Lender hereunder, in an Offshore Currency (the "Judgment Currency"), each of the Company and the Term Loan Borrower agrees to indemnify the Administrative Agent or such Lender, as the case may be, to the extent that the Dollar Equivalent Amount which could have been purchased by the Administrative Agent in accordance with normal banking procedures on the Business Day following receipt of such sum is less than the sum which could have been so purchased by the Administrative Agent had such purchase been made on the day on which such judgment was given or, if such day is not a Business Day, on the Business Day immediately preceding the giving of such judgment, and if the amount so purchased exceeds the amount which could have been so purchased had such purchase been made on the day on which such judgment was given or, if such day is not a Business Day, on the Business Day immediately preceding such judgment, the Administrative Agent or the applicable Lender agrees to remit such excess to the Company and/or the Term Loan Borrower, as applicable.  The agreements in this Section shall survive payment of all other Obligations.

    10.18      Governing Law.

    (a)                THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

    (b)               ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, THE ADMINISTRATIVE Agent AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH LOAN PARTY, THE ADMINISTRATIVE Agent AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  EACH LOAN PARTY, THE ADMINISTRATIVE Agent AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

    10.19      Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

    10.20      Special Funding Option.

    (a)                Notwithstanding anything to the contrary contained herein, any Lender (for the purposes of this Section 10.20, a "Granting Lender") may grant to a special purpose funding vehicle which is an Affiliate of the Granting Lender (for the purposes of this Section 10.20, an "SPC") the option to make, on behalf of such Granting Lender, all or a portion of the Revolving Loans and participations (including Offshore Currency Risk Participations) which such Granting Lender is obligated to make (a "Funding Obligation") under the Agreement, such option to be exercisable in the sole discretion of the SPC; provided, however, that

                (i)                  such Granting Lender's obligations under this Agreement and the Loan Documents shall remain unchanged, including without limitation the indemnification obligations of the Granting Lender pursuant to Section 9.07 hereof and its Funding Obligations in each currency with respect to which it is an Offshore Currency Funding Lender;

                (ii)                such Granting Lender shall remain solely responsible to the other parties hereto for the performance of all Funding Obligations including without limitation its Funding Obligations in each currency with respect to which it is an Offshore Currency Funding Lender;

                (iii)               each Loan Party and the Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender's rights and obligations under this Agreement; the Administrative Agent shall continue to deal directly with the Granting Lender as agent for the SPC with respect to distribution of payment of principal, interest and fees, notices of Conversion and Continuation and all other matters;

                (iv)              such Granting Lender shall retain the sole right to enforce the obligations of the Borrowers relating to its Revolving Loans and its Notes and its participations (including Offshore Currency Risk Participations) and to approve any amendment, modification, or waiver of any provision of this Agreement, each of which may, if so agreed in writing between the Granting Lender and the SPC, require the prior consent of any such SPC which has exercised the option to undertake the Funding Obligation in connection with such Granting Lender's Commitments and participations (including Offshore Currency Risk Participations) and Obligations owing thereto before the Granting Lender approves any such amendment, modification or waiver;

                (v)                the granting of such option shall not constitute an assignment to or participation of such SPC of or in the Granting Lender's Commitments and participations (including Offshore Currency Risk Participations) and Obligations owing thereto;

                (vi)              such SPC shall not become a Lender hereunder as a result of the granting of such option;

                (vii)             such SPC shall not become obligated or committed to make Loans as a result of the granting of such option;

                (viii)           if such SPC elects not to exercise such option or otherwise fails to make all or any part of a Revolving Loan or participation, including Offshore Currency Risk Participations, the Granting Lender shall retain its Funding Obligation including without limitation its Funding Obligations in each currency with respect to which it is an Offshore Currency Funding Lender and be obligated to make the entire Revolving Loan or participation (including Offshore Currency Risk Participations) or any portion of such Revolving Loan or participation (including Offshore Currency Risk Participations) not made by such SPC.

    (b)               Revolving Loans and participations (including Offshore Currency Risk Participations) made by an SPC hereunder shall be deemed to satisfy the Funding Obligation and utilize the Revolving Credit Commitment of the Granting Lender as if, and to the same extent, such Revolving Loans and participations were made by such Granting Lender.

    (c)                Each party hereto agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Granting Lender would otherwise be liable so long as, and to the extent that, the Granting Lender provides such indemnity or makes such payment.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof.

    (d)               Notwithstanding anything to the contrary contained in this Agreement, an SPC may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interests in any Revolving Loans or participations (including Offshore Currency Risk Participations) as they may exist consistent with the terms of this Section 10.20 to its Granting Lender and (ii) disclose on a confidential basis any nonpublic information relating to Revolving Loans and participations made by such SPC hereunder to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC.

    (e)                An SPC shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than the applicable Granting Lender would have been entitled to receive with respect to the Funding Obligations undertaken by such SPC, unless the undertaking of the Funding Obligations by such SPC is made with the Company's prior written consent.  An SPC that would be a Foreign Lender or a Qualifying Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the Funding Obligations undertaken by such SPC and such SPC agrees, for the benefit of the Company to comply with Section 10.15 as though it were a Lender.

    (f)                 This Section 10.20 may not be amended without the prior written consent of the Granting Lender on behalf of which such SPC has made all or any part of its Revolving Loans which remain outstanding at the time of such amendment.

    10.21      USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act.

    10.22      Appointment.  Each of the Term Loan Borrower and the Designated Borrowers hereby irrevocably appoints the Company, and the Company accepts the appointment, to act as its agent for the purpose of receiving, accepting and acknowledging service on its behalf in any legal process issued in connection with this Agreement or any other Loan Document.  Each of the Term Loan Borrower and the Designated Borrowers hereby gives the Company an irrevocable power of attorney to receive, accept and acknowledge, on its behalf, any service of process, writ, summons or notice sent in connection with this Agreement or any other Loan Document to the Term Loan Borrower or any Designated Borrower.

[Signatures on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

STRYKER CORPORATION

By:

Name:

Title:

HOWMEDICA INTERNATIONAL S. DE R.L.

By:

Name:

Title:

STRYKER IFSC LIMITED
as a Designated Borrower

By:

Name:

Title:       Director

PRESENT when the Common Seal of Stryker IFSC Limited was affixed hereto

Director/Company Secretary

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:

Title:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer, Offshore Currency Funding Fronting Lender and Swing Line Lender

By:

Name:

Title:

JPMORGAN CHASE BANK, N.A., as Syndication and as a Lender

By:

Name:

Title:

THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH, as Co-Documentation Agent and as a Lender

By:

Name:

Title:

BARCLAYS BANK PLC, as Co-Documentation Agent and as a Lender

By:

Name:

Title:

BNP PARIBAS, as Co-Documentation Agent and as a Lender

By:

Name:

Title:

By:

Name:

Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Managing Agent and as a Lender

By:

Name:

Title:

By:

Name:

Title:

SCOTIABANC INC., as Co-Managing Agent and as a Lender

By:

Name:

Title:

MIZUHO CORPORATE BANK (USA), as Co-Managing Agent and as a Lender

By:

Name:

Title:

SOCIéTé GéNéRALE, as Co-Managing Agent and as a Lender

By:

Name:

Title:

WACHOVIA BANK, N.A., as Co-Managing Agent and as  a Lender

By:

Name:

Title:

J.P. MORGAN EUROPE LIMITED, as a Term Loan Lender

By:

Name:

Title:

BANK OF CHINA, NEW YORK BRANCH

By:

Name:

Title:

THE BANK OF NEW YORK

By:

Name:

Title:

FIFTH THIRD BANK

By:

Name:

Title:

BANK OF MONTREAL, as a Revolving Lender

By:

Name:

Title:

BANK OF MONTREAL IRELAND PLC, as a Term Loan Lender

By:

Name:

Title:

KEYBANK NATIONAL ASSOCIATION

By:

Name:

Title:

LLOYDS TSB BANK PLC

By:

Name:

Title:

By:

Name:

Title:

NATIONAL CITY BANK OF THE MIDWEST

By:

Name:

Title:

UBS LOAN FINANCE LLC

By:

Name:

Title:

By:

Name:

Title:

U.S. BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

SVENSKA HANDELSBANKEN AB (PUBL)

By:

Name:

Title:

BANCA DI ROMA - CHICAGO BRANCH

By:

Name:

Title:

By:

Name:

Title: